UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Clovis Oncology, Inc.

(Name of Registrant as Specified In Its Charter)

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2525 28th Street, Suite 100

Boulder, Colorado 80301-1255

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Clovis Oncology, Inc. The meeting will be held on Thursday, June 11, 2015 at 8:30 a.m. Mountain Time at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302 for the following purposes:

1. To elect three Class I directors for a three year term;

2. To consider and vote upon, on an advisory basis, the compensation of our named executive officers, as disclosed in the accompanying proxy statement, including under the heading “Compensation Discussion and Analysis” and the “Summary Compensation Table,” as well as other related tables and disclosure;

3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 13, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Your vote is very important. Please promptly submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. Please note that all votes cast by telephone or on the Internet must be cast prior to 11:59 p.m., Eastern Time, on June 10, 2015. Submitting your proxy now will not limit your right to vote in person at the annual meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors

Erle T. Mast

Secretary

Boulder, Colorado

April 30, 2015

Unless the context requires otherwise, references in this proxy statement to “Clovis,” the “Company,” “we,” “us,” and “our” refer to Clovis Oncology, Inc.

CLOVIS ONCOLOGY, INC.

2525 28th STREET, SUITE 100

BOULDER, COLORADO 80301-1255

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

JUNE 11, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING

Our board of directors is soliciting proxies for our 2015 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Thursday, June 11, 2015 at 8:30 a.m. Mountain Time at the St. Julien Hotel, 900 Walnut Street, Boulder, CO, 80302. If you need directions to the location of the Annual Meeting, please contact us at (303) 625-5000.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 11, 2015:

Pursuant to the rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials, including this Proxy Statement and our 2014 Annual Report, over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials, or the Notice, to our stockholders of record entitled to vote at the Annual Meeting with instructions for accessing the proxy materials and voting over the Internet or by telephone. We intend to mail the Notice on or about May 1, 2015 to all stockholders entitled to vote at the Annual Meeting.

All stockholders entitled to vote at the Annual Meeting will have the ability to access the proxy materials on the website referred to in the Notice and to request to receive a printed set of the proxy materials. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials may be found in the Notice.

The Notice will also identify the date, the time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request to receive, free of charge, a paper or e-mail copy of the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2014, and a form of proxy relating to the Annual Meeting; information on how to access and vote the form of proxy; and information on how to obtain directions to attend the meeting and vote in person should stockholders choose to do so.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are providing these proxy materials to you because the board of directors of Clovis Oncology, Inc. is soliciting your proxy to vote at the Annual Meeting to be held on June 11, 2015 at 8:30 a.m. Mountain Time, including at any adjournments or postponements of the meeting. We intend to begin sending the Notice and making our proxy materials available on or about May 1, 2015 to all stockholders of record entitled to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote over the Internet or by telephone, by requesting and returning a printed proxy card, or by submitting a ballot in person at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, June 11, 2015 at 8:30 a.m. Mountain Time at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal 1: Election of Directors. Election of Patrick J. Mahaffy, M. James Barrett, and Thorlef Spickschen as Class I directors to hold office until the 2018 annual meeting of stockholders;

•	Proposal 2: Vote on the Compensation of our Named Executive Officers. To consider and vote upon, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement, including under the heading “Compensation Discussion and Analysis” and the “Summary Compensation Table,” as well as other related tables and disclosure; and

•	Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 13, 2015.

How do I vote at the Annual Meeting?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the vote on the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting. With respect to the ratification of the selection of our independent registered public accountants, you may vote “For” or “Against” or abstain from voting.

Only stockholders of record at the close of business on April 13, 2015 will be entitled to vote at the Annual Meeting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If on April 13, 2015 your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by Internet or telephone, follow the instructions on the website referred to in the Notice previously sent to you. Your vote must be received by 11:59 p.m. Eastern Time on June 10, 2015 to be counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 13, 2015 your shares were registered, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and you should have received a Notice from that organization. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with the proxy materials, or contact your broker or bank to request a proxy form.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, “For” the vote on the compensation of our named executive officers, and “For” the ratification of selection of the independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or over the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 2525 28th Street, Suite 100, Boulder, CO 80301-1255.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 34,062,656 shares outstanding and entitled to vote. Thus, the holders of 17,031,329 shares must be present in person or represented by proxy at the meeting to have a quorum.

What vote is required to approve each proposal?

•	Proposal 1: Election of Directors. The three nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” will affect the outcome.

•	Proposal 2: Vote on the Compensation of our Named Executive Officers. The vote on the compensation of our named executive officers must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

•	Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP, our independent registered public accounting firm, must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the Annual Meeting, but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of the vote on the compensation of our named executive officers and the ratification of selection of independent registered public accounting firm. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of that proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors and the vote on the compensation of our named executive officers, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the selection of independent registered public accounting firm is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the Securities and Exchange Commission, or the SEC, within four business days after the Annual Meeting. If final voting results are not available to us in time to file with the SEC a Form 8-K within four business days after the meeting, we intend to file with the SEC a Form 8-K to disclose preliminary results and, within four business days after the final results are known to us, file with the SEC an additional Form 8-K to disclose the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three staggered classes of directors of the same or nearly the same number, designated Class I, Class II and Class III, with each class having a three year term. Vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are three directors in Class I whose term of office expires in 2015. Each of the nominees for election to Class I, Patrick J. Mahaffy, M. James Barrett, and Thorlef Spickschen, has been recommended by the nominating and corporate governance committee of the board of directors for election and nominated by the board of directors for election at the Annual Meeting and is currently a member of our board of directors. If re-elected at the Annual Meeting, each of these nominees would serve until our 2018 annual meeting of stockholders and until his successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following table sets forth the name, age and position of each of our nominees as of March 31, 2015:

Nominees for Election for a Three-Year Term Expiring at the 2015 Annual Meeting—Class I

Name	Age	Position
Patrick J. Mahaffy	52	President and Chief Executive Officer; Director
M. James Barrett, Ph.D.	72	Chairman of the Board of Directors
Thorlef Spickschen	74	Director

The following is biographical information as of March 31, 2015 for our nominees:

Patrick J. Mahaffy is one of our co-founders and has served as our President and Chief Executive Officer and a member of our board of directors since our inception. Previously, Mr. Mahaffy served as President and Chief Executive Officer and as a member of the board of directors at Pharmion Corporation, which he founded in 2000 and sold to Celgene Corporation in 2008. From 1992 through 1998, Mr. Mahaffy was President and Chief Executive Officer of NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., a biopharmaceutical company. Prior to that, Mr. Mahaffy was a Vice President at the private equity firm E.M. Warburg Pincus and Co. Mr. Mahaffy also serves on the boards of directors of Orexigen Therapeutics, Inc. (NASDAQ: OREX) and Flexion Therapeutics, Inc. (NASDAQ: FLXN). He is also a trustee of Lewis and Clark College. Mr. Mahaffy has a B.A. in international affairs from Lewis and Clark College and a M.A. in international affairs from Columbia University. We believe that Mr. Mahaffy possesses specific attributes that qualify him to serve as a member of our board of directors, including his understanding of our business and strategy in his role as our CEO, his experience in the venture capital industry, his historical knowledge, his operational and management expertise and his years of leadership experience.

Dr. M. James Barrett has served as a member of our board of directors since our inception and serves as the chairman of our board of directors, and the chairman of our nominating and corporate governance committee. Since September 2001, he has served as a general partner of New Enterprise Associates Inc., a venture capital firm focusing on the healthcare, information technology and energy technology industries. From 1997 to 2001, Dr. Barrett served as Chairman and Chief Executive Officer of Sensors for Medicine and Science, which he founded in 1997. Dr. Barrett serves on the boards of several pharmaceutical and biotechnology companies, including Blend Biosciences, Inc., Cardioxyl Pharmaceuticals, Inc., Galera Therapeutics, Inc., GlycoMimetics, Inc. (NASDAQ: GLYC), Loxo Oncology, Inc. (NASDAQ: LOXO), PhaseBio Pharmaceuticals, Inc., Predictive Biosciences, Inc., Psyadon Pharmaceuticals, Inc. (formerly known as Ruxton Pharmaceuticals, Inc.), Roka Bioscience, Inc. (NASDAQ: ROKA), Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), and Zosano Pharma Corporation (NASDAQ: ZSAN), as well as continuing to serve as Chairman of Sensors for Medicine and Science. Dr. Barrett previously served on the board of, among others, Amicus Therapeutics, Inc. (NASDAQ: FOLD), Inhibitex, Inc. (NASDAQ: INHX) (acquired by Bristol-Myers Squibb (NASDAQ: BMY)), Targacept, Inc. (NASDAQ: TRGT), Pharmion Corporation, and YM Biosciences, Inc. (AMEX: YMI). Dr. Barrett received a Ph.D. in biochemistry from the University of Tennessee, his M.B.A. from the University of Santa Clara, and a B.S. in chemistry from Boston College. We believe that Dr. Barrett possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry and his years of business and leadership experience.

Dr. Thorlef Spickschen has served as a member of our board of directors since our inception. From 2005 to 2012, Dr. Spickschen was chairman of Biotest AG, a publicly-traded biotechnology company in Germany. From 1994 to 2001, he was chairman and chief executive officer of BASF Pharma/Knoll AG. From 1984 to 1994, Dr. Spickschen worked with Boehringer Mannheim GmbH, where he was responsible for sales and marketing and has been chairman of its Executive Board since 1990. From 1976 to 1984, Dr. Spickschen was Managing Director, Germany and Central Europe for Eli Lilly & Co. Dr. Spickschen is currently chairman of the advisory board of Heidelberg Innovation, a venture capital firm in life sciences/healthcare, and chairman of Verein Deutsche Nierenstiftung, sponsoring the German kidney foundation. Dr. Spickschen also served on the board of Pharmion Corporation from December 2001 through the company’s acquisition in 2008. Dr. Spickschen received a Doctorate in business management from the University of Cologne. We believe that Dr. Spickschen possesses specific attributes that qualify him to serve as a member of our board of directors, including his business and leadership experience in the biomedical industry.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2016 Annual Meeting—Class II

The following table sets forth the name, age and position of each of our directors in Class II as of March 31, 2015:

Name	Age	Position
Brian G. Atwood	62	Director
James C. Blair, Ph.D.	75	Director
Paul H. Klingenstein	59	Director

The following is biographical information as of March 31, 2015 for our directors in Class II:

Brian G. Atwood has served as a member of our board of directors since our inception. In 1999, he co-founded and currently serves as a Managing Director for Versant Ventures, a healthcare-focused venture capital firm. Prior to founding Versant Ventures, Mr. Atwood served as a general partner of Brentwood Associates, a venture capital firm. Mr. Atwood also serves on the boards of several pharmaceutical and biotechnology companies, including Atreca, Inc., Five Prime Therapeutics, Inc. (NASDAQ: FPRX), Immune Design Corp. (NASDAQ: IMDZ), OpGen, Inc., PhaseRx, Inc., Spark Diagnostics, Inc., and Veracyte, Inc (NASDAQ: VCYT). Mr. Atwood also served on the boards of Helicos Biosciences (NASDAQ: HLCS), and Pharmion Corporation, and Trius Therapeutics, Inc. (NASDAQ: TSRX) acquired in 2013, and Cadence Pharmaceuticals, Inc. (NASDAQ: CADX) acquired in 2014. Mr. Atwood holds a B.S. in biological sciences from the University of California, Irvine, a M.S. in ecology from the University of California, Davis, and an M.B.A. from Harvard University. We believe that Mr. Atwood possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry, his years of business and leadership experience and his financial sophistication and expertise.

Dr. James C. Blair has served as a member of our board of directors since our inception and serves as the chairman of our compensation committee. Since 1985, he has served as a general partner of Domain Associates, L.L.C., a venture capital management company focused on life sciences. Dr. Blair currently serves on the boards of Applied Proteomics, Inc., Astute Medical, Inc., aTyr Pharma, Inc., CoDa Therapeutics, Inc., IntegenX, Inc., NeuroPace, Inc., and Wireless Diagnostic Systems, Inc. He has previously served on the boards of over 40 life science ventures including Amgen Inc. (NASDAQ: AMGN), Aurora Biosciences Corp., Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN), Applied Biosystems Inc., Dura Pharmaceuticals, Inc., Nuvasive, Inc. (NASDAQ: NUVA), Pharmion Corporation, Zogenix, Inc. (NASDAQ: ZGNX), and Volcano Corporation (NASDAQ: VOLC). Dr. Blair currently serves on the board of directors of the Prostate Cancer Foundation and the Sanford-Burnham Medical Research Institute. He is also on the advisory boards of the Department of Molecular Biology at Princeton University, the USC Stevens Institute for Innovation, and the Division of Chemistry and Chemical Engineering at the California Institute of Technology. He received a B.S.E. from Princeton University and M.S.E. and Ph.D. degrees from the University of Pennsylvania, all in electrical engineering. We believe that Dr. Blair possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the life science industry and his years of business and leadership experience.

Paul H. Klingenstein has served as a member of our board of directors since our inception. He is the Managing Partner of Aberdare Ventures, a healthcare-focused venture capital firm he formed in 1999. Prior to founding Aberdare, Mr. Klingenstein worked in venture capital and private equity with Warburg Pincus and Accel Partners, and was an advisor to the Rockefeller Foundation. Mr. Klingenstein currently serves on the boards of several private companies. Mr. Klingenstein has previously served on the boards of Anacor Pharmaceuticals, Inc. (NASDAQ: ANAC), Aviron Inc., Conatus Pharmaceuticals Inc. (NASDAQ: CNAT), EnteroMedics Inc. (NASDAQ: ETRM), Glycomed Inc., Isis Pharmaceuticals, Inc. (NASDAQ: ISIS), Pharmion Corporation, Viagene Inc., and Xomed Surgical Products Inc. He is currently a board member of MacArthur Foundation. He has also served on the boards of various educational and non-profit institutions. Mr. Klingenstein received an A.B. in anthropology from Harvard University and an M.B.A. from Stanford University. We believe that Mr. Klingenstein possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry and his years of business and leadership experience.

Directors Continuing in Office Until the 2017 Annual Meeting—Class III

The following table sets forth the name, age and position of each of our directors in Class III as of March 31, 2015:

Name	Age	Position
Keith Flaherty, M.D.	44	Director
Ginger L. Graham	59	Director
Edward J. McKinley	63	Director

The following is biographical information as of March 31, 2015 for our directors in Class III:

Dr. Keith Flaherty is an Associate Professor of Medicine at Harvard Medical School, Associate Physician of Medicine, Hematology/Oncology at Massachusetts General Hospital, and Director of the Henri and Belinda Termeer Center for Targeted Therapy, Massachusetts General Hospital Cancer Center. Dr. Flaherty is also the Deputy Chair for Biomarker Sciences and the Chair of the Developmental Therapeutics Committee in the Eastern Cooperative Oncology Group. Dr. Flaherty has served as Principal Investigator for numerous first-in-human clinical trials with novel, targeted therapies, including the first in-human trials of the first prospectively developed selective BRAF inhibitors for metastatic melanoma. Dr. Flaherty has a Bachelor of Science from Yale University and medical degree from Johns Hopkins University. Dr. Flaherty trained in internal medicine at Brigham and Women’s Hospital and completed a medical oncology fellowship at the University of Pennsylvania.

We believe that Dr. Flaherty possesses specific attributes that qualify him to serve as a member of our board of directors, including his scientific background and experience as a clinician in the field of oncology, as well as his expertise reflected in his significant scientific and medical journal publications.

Ginger Graham is the President and CEO of Two Trees Consulting, where she coaches first-time CEOs of public and private companies. She has been a senior lecturer at Harvard University and a faculty member in its Entrepreneurship Unit. Ms. Graham is the former President and CEO of Amylin Pharmaceuticals, a biopharmaceutical company based in San Diego, CA focused on diabetes and obesity. Previously, Ms. Graham was Group Chairman, Office of the President for Guidant Corporation. Ms. Graham serves on the Boards of Directors for Walgreens Boots Alliance, Inc. (NASDAQ: WBA), Genomic Health, Inc., Surefire Medical, Elcelyx Therapeutics Inc., Proteus Biomedical, and Circle of Life Hospice Foundation. Ms. Graham has a Bachelor of Science, Agriculture with high honors from the University of Arkansas and a Master in Business Administration with distinction from Harvard Business School. We believe Ms. Graham possesses specific attributes that qualify her to serve as a member of our board of directors, including her years of business and leadership experience in the life sciences industry.

Edward J. McKinley has served as a member of our board of directors since our inception and serves as the chairman of our audit committee. Mr. McKinley spent 20 years serving in various roles at the private equity firm Warburg Pincus, including managing the firm’s private equity activity in Europe and serving on the firm’s Management Committee. Before joining Warburg Pincus, he was with the management consulting firm McKinsey & Company. Mr. McKinley also served on the board of Pharmion Corporation and currently serves on the boards of several private companies, and as an advisor or investment committee head for several investment management firms. He also serves on the investment committee of several endowments, and on the boards or advisory boards of several non-profit organizations. He graduated Phi Beta Kappa with honors from Stanford University and holds a graduate management degree from Yale University. We believe that Mr. McKinley possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry, his years of business and leadership experience and his financial sophistication and expertise.

PROPOSAL 2

VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, at the annual meeting, our stockholders are entitled to vote, on an advisory (nonbinding) basis, on the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

A majority of the votes cast at the 2012 annual meeting were voted in favor of holding the advisory vote on executive compensation every three years and, in accordance with this stockholder preference, our Board has determined that advisory votes on executive compensation will be held every three years.

Although the vote is advisory and, accordingly, the results are not binding on us, our compensation committee and board of directors value the input of our stockholders and will consider the results of the vote when making future compensation decisions for our named executive officers.

As described more fully under the heading “Compensation Discussion and Analysis” in this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The compensation committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Clovis Oncology, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Clovis Oncology, Inc. Proxy Statement for the 2015 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

Stockholder approval of this Proposal 2 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions will be counted toward the tabulation of votes on this proposal presented to the stockholders and will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THIS PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2009. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests or those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on this proposal presented to the stockholders and will have the same effect as negative votes.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2014 and December 31, 2013, by Ernst & Young LLP, our principal accountant.

	Year Ended December 31,
	2014	2013
Audit Fees(1)	$489,094	$584,414
Audit Related Fees(2)	—	98,000
Tax Fees	47,022	77,748
All Other Fees(3)	—	2,159

	$536,116	$762,321

(1)	Audit fees include fees associated with the annual audit of our financial statements, the reviews of our interim financial statements, professional services related to our public offerings of securities and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.
(2)	In 2013, these fees were comprised of due diligence fees associated with the acquisition of EOS S.p.A. in November 2013.
(3)	All other fees include any fees billed that are not audit, audit-related, or tax fees. In 2013, these fees related to accounting research software.

All fees described above for the year ended December 31, 2014 were approved by our audit committee.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THIS PROPOSAL 3.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Board Independence

Rule 5605 of the NASDAQ Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Drs. Barrett, Blair, Flaherty, and Spickschen, Ms. Graham, or Messrs. Atwood, Klingenstein and McKinley, representing eight of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Our board of directors also determined that Messrs. Atwood, Klingenstein, and McKinley, who comprise our audit committee, Drs. Barrett, Blair, Spickschen, and Ms. Graham, who comprise our compensation committee, and Drs. Barrett, Blair, Flaherty, and Mr. Atwood, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the NASDAQ Marketplace Rules, as applicable. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our board of directors has an independent Chairman, M. James Barrett. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as we continue to grow. We separate the roles of Chief Executive Officer and Chairman of the board of directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction, day-to-day leadership and performance, while the Chairman of the board of directors provides guidance to the Chief Executive Officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to management of our board of directors and oversight of us. However, no single leadership model is right for all companies and at all times. The board of directors recognizes that depending on the circumstances, other leadership models, such as combining the role of Chairman with the role of Chief Executive Officer, might be appropriate. Accordingly, the board of directors may periodically review its leadership structure.

Board’s Role in Risk Oversight

Our audit committee is primarily responsible for overseeing our risk management processes on behalf of the full board of directors. The audit committee receives reports from management at least quarterly regarding our assessment of risks. In addition, the audit committee reports regularly to the full board of directors, which also considers our risk profile. The audit committee and the full board of directors focus on the most significant risks we face and our general risk management strategies. While our board of directors oversees our risk management, company management is responsible for day-to-day risk management processes. Our board of directors expects company management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the board of directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our board leadership structure, which also emphasizes the independence of the board in its oversight of our business and affairs, supports this approach.

Board Meetings

During the fiscal year 2014, our board of directors met 7 times, including telephonic meetings. In that year, each director attended at least 75% of the aggregate of the meetings held by the board of directors, and each director who is a member of a committee attended at least 75% of the meetings the committees of our board of directors held on which the director served. All of our directors attended our annual meeting of stockholders in 2014. It is our policy to encourage directors and nominees for director to attend the Annual Meeting.

Information Regarding Board Committees

Our board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information for 2014 for each of the board of directors committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Employee Director:
Patrick J. Mahaffy	—		—		—
Non-Employee Directors:
Brian G. Atwood	X		—		X
M. James Barrett	—		X		X	*
James C. Blair	—		X	*	X
Keith Flaherty	—		—		X	(1)
Ginger L. Graham	—		X	(1)	—
Paul H. Klingenstein	X		—		—
Edward J. McKinley	X	*	—		—
Thorlef Spickschen	—		X		—

Total meetings in 2014:	4		4		3

*	Committee Chair
(1)	Committee member as of December 3, 2014.

Below is a description of each committee of the board of directors.

Audit Committee

The members of the audit committee are Messrs. Atwood, Klingenstein, and McKinley, each of whom qualifies as an independent director under the corporate governance standards of the NASDAQ Stock Market and the independence requirements of Rule 10A-3 of the Exchange Act. Our board of directors has determined that Mr. McKinley qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. McKinley serves as chairman of this committee. During the fiscal year 2014, our audit committee met four times, including telephonic meetings.

Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, and assists our board of directors by: (1) overseeing and monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements and our internal accounting procedures and systems of internal controls (2) assuming direct responsibility for the appointment, compensation, retention and oversight of work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attestation services, for overseeing and monitoring our independent registered public accounting firm’s qualifications and independence, and for dealing directly with any such accounting firm, including resolving disagreements between management and our independent auditor; (3) providing a medium for consideration of matters relating to any audit issues; and (4) preparing the audit committee report required to be included in our filings under the rules and regulations of the SEC. The written charter for the audit committee is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE

Our audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2014 and discussed them with our management and our independent registered public accounting firm, Ernst &Young LLP.

Our audit committee has also received from, and discussed with, Ernst &Young LLP various communications that Ernst &Young LLP is required to provide to our audit committee, including the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

In addition, our audit committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with our audit committee concerning independence, and has discussed with Ernst & Young LLP their independence.

Based on the review and discussions referred to above, our audit committee has recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2014, filed by us with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

Brian G. Atwood

Paul H. Klingenstein

Edward J. McKinley

The material in this report is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not to be incorporated by reference in any filing of Clovis Oncology, Inc. under the Securities Act of 1933, as amended, or the “Securities Act,” or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The members of the compensation committee are Drs. Barrett, Blair, and Spickschen and Ms. Graham, each of whom qualifies as an independent director under the corporate governance standards of the NASDAQ Stock Market. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and is an outside director, as defined pursuant to Section 162(m) of the Code. Dr. Blair serves as chairman of this committee. During fiscal year 2014, our compensation committee met four times, including telephonic meetings.

The compensation committee assists our board of directors in discharging its responsibilities relating to (1) setting our compensation program and compensation and benefits of all of our executive officers and directors; (2) providing oversight for our incentive and equity-based compensation plans; (3) establishing and reviewing general policies relating to compensation and benefits of our employees; and (4) preparing the compensation committee report required to be included in our filings under the rules and regulations of the SEC. The compensation committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, except that it shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the compensation committee as a whole. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The written charter for the compensation committee is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. For a description of certain transactions between us and certain members of our compensation committee and their affiliated entities, see “Certain Relationships and Related Party Transactions” below. None of our officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Drs. Barrett, Blair, and Flaherty and Mr. Atwood, each of whom qualifies as an independent director under the corporate governance standards of the NASDAQ Stock Market. Dr. Barrett serves as chairman of this committee. During fiscal year 2014, our nominating and corporate governance committee met three times.

The nominating and corporate governance committee assists our board of directors in discharging its responsibilities relating to (1) developing and recommending criteria for selecting new directors, and identifying, screening and recommending nominees for election as directors; (2) screening and recommending to the board of directors individuals qualified to become executive officers; (3) evaluating our board of directors and its dealings with management; (4) developing, reviewing and recommending corporate governance guidelines and a code of business ethics; (5) generally advising our board of directors on other corporate governance and related matters; and (6) overseeing non-financial compliance. The written charter for the nominating and corporate governance committee is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying, considering and recommending director candidates to fill new positions or vacancies on our board of directors, including candidates proposed by our stockholders, except where the right to nominate a director legally belongs to a third party. Our board of directors is responsible for recommending a slate of directors for election by our stockholders.

In identifying individual candidates, our nominating and corporate governance committee considers current members of our board of directors, as well as candidates referred or recommended to it by directors, members of management, stockholders and others. In evaluating the suitability of individual candidates (both new candidates and current directors), our nominating and corporate governance committee, in recommending candidates for election, and our board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; commercialization experience in pharmaceutical companies; strong finance experience; experience relevant to us; experience as a board member of another publicly held company; diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and practical and mature business judgment, including the ability to make independent analytical inquiries. The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors. The nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members.

We have not received director candidate recommendations from our stockholders. We do not have a formal policy regarding consideration of such recommendations because any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Stockholders wishing to make director candidate recommendations should address such recommendations to our corporate secretary, Erle T. Mast, at Clovis Oncology, Inc., 2525 28 th Street, Suite 100, Boulder, Colorado 80301, in accordance with the procedures detailed under the heading “Stockholder Proposals to be Presented at Next Annual Meeting” below.

Stockholder Communications with the Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Erle T. Mast, at Clovis Oncology, Inc., 2525 28th Street, Suite 100, Boulder, Colorado 80301. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Code of Business Ethics

We have adopted the Clovis Oncology, Inc. Code of Business Ethics that is reviewed and published annually and contains the ethical principles by which our chief executive officer and chief financial officer, among others, are expected to conduct themselves when carrying out their duties and responsibilities. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, a provision of our Code of Business Ethics by posting such information on our website at www.clovisoncology.com. Our Code of Business Ethics is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

The following table sets forth the name, age and position of each of our executive officers as of March 31, 2015:

Name	Age	Position
Patrick J. Mahaffy	52	President and Chief Executive Officer; Director
Erle T. Mast	52	Executive Vice President and Chief Financial Officer
Andrew R. Allen, M.D, Ph.D.	48	Executive Vice President of Clinical and Pre-Clinical Development and Chief Medical Officer
Gillian C. Ivers-Read	61	Executive Vice President of Technical Operations and Chief Regulatory Officer
Steven L. Hoerter	44	Executive Vice President and Chief Commercial Officer

The following is biographical information as of March 31, 2015 for our executive officers other than Mr. Mahaffy, whose biographical information appears above in Proposal 1, Election of Directors.

Erle T. Mast is one of our co-founders and has served as our Executive Vice President and Chief Financial Officer since our inception. Previously, Mr. Mast served in the same role at Pharmion Corporation, beginning in 2002. From 1997 through 2002, Mr. Mast worked for Dura Pharmaceuticals, Inc. and its successor, Elan Corporation. From 2000 to 2002, he served as Chief Financial Officer for the Global Biopharmaceuticals business unit for Elan. From 1997 to 2000, Mr. Mast served as Vice President of Finance for Dura Pharmaceuticals. Prior to that, Mr. Mast was a partner with Deloitte & Touche, LLP. Mr. Mast also serves on the board of directors of Zogenix, Inc. (NASDAQ: ZGNX) and Receptos, Inc. (NASDAQ: RCPT). Mr. Mast received a B.Sc. in business administration from California State University Bakersfield.

Dr. Andrew R. Allen is one of our co-founders and has served as our Executive Vice President of Clinical and Pre-Clinical Development and Chief Medical Officer since our inception. Previously, Dr. Allen served in the same role at Pharmion Corporation, beginning in 2006. From 2004 through 2006, Dr. Allen served as Vice President of BioPharma Development and Head of the Oncology Therapeutic Unit for Chiron Corporation. Previously, Dr. Allen served as global project head in Abbott Laboratories’ oncology franchise, and prior to that he progressed through positions of increasing responsibility at the management consulting firm McKinsey & Company, with a focus on oncology strategy. Dr. Allen serves on the board of directors of Epizyme, Inc. (NASDAQ: EPZM). Dr. Allen qualified in medicine at Oxford University and earned his Ph.D. from the Imperial College of Science, Technology and Medicine in London. Dr. Allen also obtained post-graduate internal medicine qualification as a Member of Royal College of Physicians (MRCP).

Gillian C. Ivers-Read is one of our co-founders and has served as our Executive Vice President of Technical Operations and Chief Regulatory Officer since our inception. Previously, Ms. Ivers-Read served as Executive Vice President, Development Operations at Pharmion Corporation, beginning in 2002. From 1996 to 2001, Ms. Ivers-Read held various regulatory positions with Hoechst Marion Roussel and its successor, Aventis Pharmaceuticals, Inc., where she most recently held the position of Vice President, Global Regulatory Affairs. From 1994 to 1996, Ms. Ivers-Read was Vice President, Development and Regulatory Affairs for Argus Pharmaceuticals, and from 1984 to 1994, she served as a regulatory affairs director for Marion Merrell Dow. Ms. Ivers-Read received a B.Sc. in pharmacology from University College London.

Steven L. Hoerter has served as our Senior Vice President of Commercial since August 2011, and was promoted to Executive Vice President and Chief Commercial Officer in March 2015. From 2010 to 2011, Mr. Hoerter was General Manager and Management Center Head at Hoffmann-LaRoche Ltd. for the Sub-Saharan Africa and Indian Ocean Region, based in Johannesburg, South Africa. From 2005 to 2010, Mr. Hoerter held a variety of positions at Genentech, Inc., including serving on the senior leadership team for Genentech’s

BioOncology business as Senior Director, Pipeline Development and Commercial Operations. Prior to that he worked at Chiron Corporation and Eli Lilly and Company. During Mr. Hoerter’s 11-year career at Lilly, he held positions in sales, business development, marketing and business unit management in the US, Europe and Africa. Mr. Hoerter has a B.A. in Russian and Political Science from Bucknell University, an M.B.A. from Tilburg University and a M.S. in Management from Purdue University.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We are a biopharmaceutical company focused on acquiring, developing and commercializing cancer treatments in the United States, Europe and other international markets. Our development programs are targeted at specific subsets of cancer, combining personalized medicine with companion diagnostics to direct therapeutics to those patients most likely to benefit from them. We believe in rewarding our employees for helping us achieve our goals and delivering exceptional performance. In this spirit, we offer competitive compensation programs that allow our leaders to share in our financial success when they deliver performance that helps achieve our goals and increases stockholder value.

To help ensure our executives’ pay is aligned with our overall business strategy, our executive compensation program is driven by a core set of objectives which are supported by our overall compensation philosophy:

Objectives	Philosophy

Our executive compensation program is designed to:

✓ Attract, motivate and retain talented executives who have the skills to drive our future growth and development.

✓ Align executive and stockholder interests and our long-term interests through equity ownership requirements and grants of equity based awards.

✓ Motivate the achievement of key strategic financial and operational goals that maximize rationale growth.

Our executive compensation philosophy is built on the following principles:

✓ Position compensation competitively in the marketplace.

✓ Motivate our executives to achieve the greatest possible returns for our stockholders.

✓ Reward results for achieving company-wide performance targets and individual goals (pay-for-performance).

We have developed our executive compensation program to align with current governance and best practices while being able to achieve our stated objectives and philosophy and support our ambitious business goals:

What We Do	What We Don’t Do

✓ Maintain an industry-specific peer group for benchmarking pay

✓ Target pay based on market norms

✓ Deliver executive compensation primarily through performance-based pay

✓ Set challenging short- and long-term incentive award goals

✓ Provide strong oversight that ensures adherence to incentive grant regulations and limits

✓ Maintain clawback policy for equity and incentive compensation

✓ Require minimum levels of stock ownership by executives

✓ Require holding period for shares realized from stock option exercises or equity award settlement

✓ Offer market-competitive benefits for executives that are consistent with the rest of our employees

✓ Consult with an independent advisor on compensation levels and practices

✓ Place performance requirements on 50% of executive equity grants starting in 2015

× Allow hedging or pledging of equity × Re-price stock options × Provide excessive perquisites × Provide supplemental executive retirement plans

In addition to our financial performance, we consider stockholder input and market pay practices when determining the appropriate compensation levels for our executives. The following individuals were our named executive officers of Clovis Oncology for 2014:

Named Executive Officer	Role	Tenure*
Mr. Patrick J. Mahaffy	President & Chief Executive Officer; Director	Co-Founder

Mr. Erle T. Mast	Executive Vice President & Chief Financial Officer	Co-Founder

Dr. Andrew R. Allen	Executive Vice President of Clinical & Pre-Clinical Development & Chief Medical Officer	Co-Founder

Ms. Gillian C. Ivers-Read	Executive Vice President, Technical Operations & Chief Regulatory Officer	Co-Founder

Mr. Steven L. Hoerter	Executive Vice President and Chief Commercial Officer	4 years

*	Clovis Oncology was founded in 2009.

2014 Performance

Following our exceptional performance in 2013, we continued our focus on acquiring, developing and commercializing anti-cancer agents in 2014. We experienced rapid growth in 2014 as we significantly expanded our clinical development activities and aggressively hired personnel to support these development activities and to prepare for commercial launch of our product candidates.

In 2014, we attained our 2014 corporate goals, which included:

•	Completing enrollment in our TIGER-X study of rociletinib required for New Drug Application (NDA) filing;

•	Securing sufficient supply of rociletinib to meet clinical demand;

•	Meeting stability and validation timelines for NDA filing for rociletinib;

•	Initiating lucitanib U.S. breast cancer and global lung cancer studies;

•	Enrolling a certain number of patients in our ARIEL2 and ARIEL3 studies of rucaparib; and

•	Achieving budgeted 2014 cash burn of $121 million, with an actual cash burn of approximately $120 million.

In 2014, we also successfully completed a convertible notes offering, from which we raised approximately $278.3 million in additional net proceeds.

The achievement of our 2014 corporate goals has put us in a position to continue to execute on our long-term goals in 2015 as we prepare to submit our NDA and Marketing Authorization Application (MAA) for rociletinib in advanced EGFR-mutant lung cancer to the U.S. and E.U. regulatory authorities mid-year, and accelerate our pivotal program for rucaparib to enable 2016 submissions for advanced ovarian cancer for BRCA-mutant and for BRCA-like patient populations.

Following strong performance in 2013, our 2014 corporate goal attainment has resulted in the incentive plans for our named executive officers generally paying out at target levels for 2014. See page 33 for details on annual incentive award decisions, and the “Equity Compensation” section starting on page 33 for details on long-term incentive award payouts. Overall, executive compensation for 2014 reflects our compensation objectives and our operating performance, demonstrating a long-standing commitment to pay our executives based upon the performance they deliver.

Total Shareholder Return (TSR)

Our three-year annualized total shareholder return of 58% demonstrates that we are creating long-term value for our stockholders. While our shares delivered a total return of -7% in 2014, lower than the Indexes with whom we compare our performance, we believe that a longer term performance horizon is consistent with our business strategy and the design of our compensation programs.

For instance, as we prepare for the commercial launch of our product candidates, our stock price has been strong. Since our initial public offering (IPO) in 2011, our stock price as of March 31, 2015 has increased by more than 471% over our IPO stock price, outpacing the growth of 264% for the NASDAQ biotech index for the same period.

Overview of 2014 Compensation Decisions and Actions

The table below summarizes the decisions that the compensation committee made for 2014 relative to our named executive officers’ compensation, as well as updates to the compensation programs for 2015.

Overview of 2014 Compensation Decisions and Actions
Factors Guiding Our Decisions

The following factors guided the compensation decisions for 2014:

•       Executive compensation program objectives and philosophy (see page 20);

•       Degree of achievement of key strategic financial and operational goals for 2013 (for salary and long-term incentive grant decisions made in early 2014) and for 2014 (for annual incentive plan payments in early 2015). See page 33 for our 2014 goals;

•       Recommendations of our President & Chief Executive Officer (CEO) (other than with respect to his own compensation). See page 27;

•       Advice of an independent outside compensation consultant (see page 27);

•       Market pay practices as benchmarked by our independent consultant including, examining trends; and

•       Current and historical compensation.

Key 2014 Compensation Decisions

Base Salary

To provide base salaries that are more closely aligned with our publicly traded peer companies, and in recognition of their exceptional performance in 2013, the compensation committee increased the base pay of each of our named executive officers, effective March 1, 2014. The increases, which ranged between 4.7% and 13.0%, were driven by peer analysis, as well as individual performance and skill set. With these increases, our named executive officers’ base salaries were then positioned between the 50th and 75th percentile of their counterparts in our publicly traded peer companies, with Messrs. Mahaffy and Hoerter at or slightly below median. See page 32 for details.

Annual Performance Bonus

To better align target bonuses with the median target bonus percentages offered by our peer companies, and in recognition of their exceptional performance in 2013, 2014 annual performance bonus opportunities for Messrs. Mahaffy, Mast, and Hoerter, Dr. Allen, and Ms. Ivers-Read were increased to 65%, 45%, 40%, 45% and 45% of base salary, respectively from 60%, 40%, 35%, 40% and 40% of base salary, respectively.

In early 2015, the compensation committee awarded bonus payouts at 100% of target for each named executive officer based on the achievement of our 2014 corporate goals, as well as the achievement of individual performance goals for the named executive officers (other than our CEO who does not have specific individual goals). As a company, we attained our

2014 goals, after giving effect to certain changes to the design of the development strategy for rociletinib to reflect FDA guidance on the number of patients required for NDA filing (specifically, the initiation of the TIGER-X study expansion cohorts). These changes were approved by the board of directors during the year in order to prepare for NDA filing earlier than initially expected.

See pages page 33 for details on performance bonuses awarded in 2014 and early 2015.

Equity Compensation

Stock option grants were made on January 10, 2014, at an exercise price per share of $73.98 (which was the closing price per share of our common stock on the date of grant), with a value ranging from $2.9 million to $9.2 million. These grants were made to recognize our outstanding performance in fiscal year 2013 and the tremendous value built for stockholders from the time of our IPO, to strengthen the alignment of executive and stockholder interests, as well as to provide sufficient retention incentive for our named executive officers.

•       Mr. Mahaffy was granted 200,000 stock options

•       Mr. Hoerter was granted 65,000 stock options

•       Mr. Mast, Dr. Allen and Ms. Ivers-Read were each granted 70,000 stock options

See pages 33-34 for details.

Key 2015 Compensation Decisions

Base Salary

For 2015, consistent with the annual increase budget for all employees, effective March 2, 2015, our named executive officers (other than Mr. Hoerter) received base salary increases of 3%. Mr. Hoerter’s base salary increased by 5.8% to recognize his promotion from Senior Vice President to Executive Vice President and his increased responsibilities as we ramp up for commercial launch of our product candidates. See page 32 for details.

Equity Compensation

Stock option grants were made on March 2, 2015, at an exercise price per share of $79.05 (which was the closing price per share of our common stock on the date of grant), with a value ranging from $1.7 million to $5.0 million. Despite strong company performance in 2014, the value and number of options granted to each executive in 2015 was nearly half of what was granted in 2014 to ensure our mix of short- and long-term incentives for each executive was consistent with their counterparts in our publicly traded peer companies, while motivating our executives to remain committed to reaching our long-term goals. As a development-stage company, our product goals are achieved over longer periods of time and do not always conform to annual performance periods. By issuing stock options, our executives are motivated to drive near-term product performance that will drive long-term appreciation for our stockholders.

•       Mr. Mahaffy was granted 100,000 stock options

•       Messrs. Mast and Hoerter, Dr. Allen and Ms. Ivers-Read were each granted 35,000 stock options

See pages 33-34 for details.

2015 Program Updates

Updated Executive Compensation Peer Group

To ensure that our executive compensation program remains competitive in the biopharmaceutical industry, we updated our peer group used for benchmarking executive compensation practices to reflect changes in our market capitalization by adding late-stage pre-commercial and commercial biopharmaceutical companies with an emphasis on oncology with market capitalization in the range of $500 million to $11 billion (approximately 0.2 to 5.2 times the company’s market capitalization) and an average market capitalization of $2.8 billion (1.3 times the company’s market capitalization).

New Equity Compensation Performance-Based Vesting Requirements

To strengthen the link between pay and performance, and in recognition of the evolving shift in the focus of the time and resources of our executives from identifying and acquiring product candidates to developing our product candidates in anticipation of regulatory approval and commercialization, we added performance-based vesting requirements to 50% of the 2015 equity compensation grant:

•       25% of the grant vests contingent on approval by the FDA to commercially distribute, sell or market rociletinib, and

•       25% of the grant vests contingent on approval by the FDA to commercially distribute, sell or market rucaparib.

If the performance hurdles are not met while the named executive officer is employed with us, all performance-based vesting options will be forfeited.

Time-based vesting will remain in place for the remaining 50% of the grant where 12.5% vests after one year and the remaining 37.5% vest in equal monthly installments over the following three years.

Governance

In line with our governance policy, we have adopted new policies for 2015, as outlined below, which we believe will better align executive and stockholder interests. See pages 29-30 for more information on these policies. The policies described below are available through the investor relations section of our website located at http://ir.clovisoncology.com

Stock Ownership

We will require our named executive officers to maintain a minimum number of shares of our stock while serving as a named executive officer. Our CEO will be required to own shares equal to at least three times base salary (3x), while the other named executive officers must own shares equal to at least one times base salary (1x). When determining whether the executive officers have met the minimum threshold requirements under the policy, calculations will include all shares held outright by the executive and any vested equity awards.

Minimum Holding Requirements

Executives will be required to hold any shares obtained upon the exercise of stock options, or the vesting or settlement of other share-based awards for at least six months, except as necessary to cover the exercise price, taxes and broker commissions.

Clawback Policy

For 2015, we have adopted a clawback policy, where our board of directors may seek reimbursement of any portion of performance-based equity awards earned by, or cash compensation paid to, an executive if it determines that the executive has engaged in detrimental conduct that directly or indirectly resulted in a material misstatement of our financial statements or performance metrics, which affects the executive’s compensation.

Anti-Hedging and Anti-Pledging Policies

Our Insider Trading Policy currently includes a blanket prohibition of short sales and transactions involving puts, calls and other derivative securities on an exchange by any employee or director. For 2015, this policy has been expanded to prohibit hedging or pledging in any form by any employee or director.

Pay-for-Performance Focus

Aligning Pay with Performance

Our executive compensation program is designed to link pay and performance—an important principle of our compensation philosophy—whereby executives earn target compensation only to the extent we achieve our company-wide performance goals, some of which are short-term, while others take several years to achieve.

Our success depends largely on the contributions of motivated, focused and energized people all working to achieve our company-wide performance goals. Therefore, our annual and long-term incentive plans each have performance measures that apply to all plan participants to foster teamwork and maximize our performance. The annual incentive plan also takes into account individual performance and contributions.

Performance-Based Compensation

To the extent target performance measures are not achieved, or they are exceeded, the named executive officers generally will earn compensation below or above the target total compensation, respectively, supporting our pay-for-performance objectives.

	Annual Performance Bonus	Equity Compensation
	Short-Term Incentive (Cash)	Long-Term Incentive (Equity)

Objective	Short-term operational business priorities	Longer-term strategic goals and stock price appreciation

Time Horizon	1 Year	4 Years New for 2015, 50% vests over 4 years and 50% upon reaching set performance milestones

Metrics	Achievement of company-wide performance goals and individual performance (see page 33 for our 2014 goals)	Stock price appreciation New for 2015, 50% tied to company performance milestones

In order to support our pay-for-performance philosophy and our achievement of our company-wide performance goals, the majority of total compensation our named executive officers receive is performance-based, as shown in the charts below.

President & Chief Executive Officer Pay

The reported pay for our CEO in the 2014 Summary Compensation Table, as well as for the other named executive officers, has increased between 2013 and 2014 primarily due to the rise in the share price of our stock. While the quantity of stock option shares awarded to our CEO in 2013 and 2014 are the same (200,000 stock options), the exercise price and calculated grant date fair value rose between 2013 and 2014 primarily because of the increase in the share price of 239%. The compensation committee believes that stock options are the best vehicle for aligning executive compensation with the long-term success of the business and with our stockholders. As a development-stage company, our product goals are achieved over longer periods of time and do not always conform to annual performance periods. By issuing stock options, our executives are motivated to drive near-term product performance that will drive long-term appreciation for our stockholders. While the share grants may be the same, the strike price was higher; therefore requiring a higher level of stock appreciation to earn a similar value in the grant.

The primary difference between the total amounts shown in the chart below (realizable pay) and in the 2014 Summary Compensation Table (reported pay) is that the table reflects the intrinsic value of equity as of December 31, 2014, as opposed to the reported pay in the Summary Compensation Table, which represents the fair value of stock awards at the time of the grant.

Since the vast majority of our CEO’s reported pay represents potential pay, the chart below highlights the actual realizable value of his pay based on the stock price on December 31, 2014. For 2014, his realizable compensation is well below Grant Date Value compensation, reinforcing the performance orientation of our program and the alignment of interests between our executives and our stockholders. Additionally, our CEO, who is a founder, continues to hold all of his equity since our IPO, reflecting his long-term commitment to building value for our stockholders. Because of this, our CEO has not realized any gains from any equity-based compensation, as evidenced in his realized pay in the chart below.

Realizable pay includes:

Base Salary: Yearly pay based on role, skills, experience and performance in the role

Annual Performance Bonus: Annual cash award payout amounts for 2012, 2013 and 2014

Equity Compensation: Represents the current intrinsic value of the unvested stock granted during that year using the stock price on 12/31/2014

Realized pay includes:

Base Salary: Yearly pay based on role, skills, experience and performance in the role

Annual Performance Bonus: Annual cash award payout amounts for 2012, 2013 and 2014

Equity Compensation: Gains received from exercised stock options

Governance of Executive Compensation

Role of the Compensation Committee

The compensation committee of our board of directors is responsible for determining appropriate compensation levels and arrangements for our named executive officers, ensuring they are consistent with our compensation philosophy and objectives and support the successful recruitment, development, and retention of executive talent and leadership required to achieve our business objectives. In making this

The compensation committee reviews all the components of annual compensation (including base salary, annual performance bonus and equity compensation) for the named executive officers and determines that each individual’s total compensation is reasonable and consistent with our compensation philosophy.

determination, the compensation committee considers each named executive officer’s individual performance and contributions to our growth and success, as well as overall achievement of performance goals. The compensation committee also considers the recommendations of our CEO, market data provided by the compensation committee’s external independent compensation consultant and additional factors, such as the named executive officer’s operating responsibilities, experience level, retention risk, tenure and performance in the position.

In determining the levels and mix of compensation, our compensation committee has not generally relied on formulaic guidelines, but rather has maintained a flexible approach to compensation determinations which allows it to adapt the various elements of compensation to motivate individual executives and achieve our specific strategic and financial goals.

The compensation committee then approves, with any modifications it deems appropriate, base salaries, target annual performance bonus opportunities, equity compensation opportunities and grants for our named executive officers.

In reviewing our compensation program, the compensation committee considers whether the programs encourage unnecessary or excessive risk taking that could have a material adverse effect on us and has concluded that they do not.

Role of the President & Chief Executive Officer

Our CEO periodically reviews each named executive officer’s overall performance and makes recommendations to the compensation committee on the elements of the named executive officers’ compensation (other than for the CEO). These recommendations are based on our CEO’s personal review of the other named executive officers’ performance, job responsibilities and importance to our overall business strategy, as well as our compensation philosophies. Although these recommendations are given significant weight, the compensation committee retains full discretion when determining compensation.

The compensation package for our CEO is determined by the compensation committee in their sole discretion. Our CEO does not participate in discussions regarding his compensation.

Role of the Compensation Consultant

The compensation committee retains ultimate responsibility for compensation-related decisions. The compensation committee has the power to hire and fire independent compensation consultants, legal counsel, financial or other advisors as it may deem necessary to assist it in the performance of its duties and responsibilities, without consulting or obtaining

The compensation committee has assessed the independence of Radford pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Radford from independently representing the compensation committee.

the approval of our senior management. The compensation committee recognizes the importance of objective, independent expertise and advice in carrying out its responsibilities. To add rigor in the review process and to inform the compensation committee of market trends, the compensation committee engages the services of Radford, an Aon Hewitt company, to review and advise on our compensation practices and to assess whether our compensation program is competitive and supports the compensation committee’s goal to align the interests of executive officers with those of stockholders. Radford also provides market data directly to the compensation committee, which the compensation committee references when determining compensation for executive officers.

The compensation committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. The compensation committee regularly reviews its relationship with, and assesses the independence of, Radford to ensure executive compensation consulting independence.

The process includes a review of the services Radford provides, the quality of those services, and fees associated with the services during the year.

Executive Compensation Peer Group

We believe that shareholders are best served when the compensation packages of senior executives are competitive but fair. By fair, we mean that the executives will be able to understand that the compensation package reflects their market value and their personal contribution to the business. To help ensure we provide our named executive officers with fair and market-competitive compensation and to support retention of our key leaders, we annually review compensation we offer our executives against executives within our peer group. Our 2014 peer group consisted of companies determined to be:

•	Biotechnology companies with Phase II & III compounds in development as well as oncology companies with first in class drugs;

•	Located in technology hubs or higher cost of living areas (to reflect the recruiting challenges of the San Francisco/Bay Area and Boulder, Colorado); and

•	Generally of a similar size to us:

•	Commercial companies with less than $100 million in annual revenue that meet market capitalization requirement to match recruiting market;

•	Market capitalization generally between $500 million and $6 billion (approximately 0.3 to 3.0 times our market capitalization); and

•	Generally less than 200 employees.

These groups are regularly reviewed by our compensation committee with consideration given to our strategy and the advice of our compensation committee’s independent advisor.

In January 2014, our compensation committee reviewed and revised our peer group in order to:

•	Reflect changes in our market capitalization;

•	More closely align the peer group with our therapeutic focus and size; and

•	Add oncology companies that recently commercialized one or more products.

Our compensation committee approved the following 24 companies as part of our peer group for 2014:

2014 Executive Compensation Peer Group

Aegerion Pharmaceuticals, Inc.

Alnylam Pharmaceuticals, Inc.

Anacor Pharmaceuticals, Inc.

ARIAD Pharmaceuticals, Inc.*

Array BioPharma Inc.

Celldex Therapeutics, Inc.*

Endocyte, Inc.

Enzon Pharmaceuticals, Inc.

Exelixis, Inc. Geron Corporation ImmunoGen, Inc.* Infinity Pharmaceuticals, Inc. Intercept Pharmaceuticals, Inc.* InterMune, Inc.* Kythera Biopharmaceuticals, Inc.* Ligand Pharmaceuticals Incorporated	Medivation, Inc.* Merrimack Pharmaceuticals, Inc. Pharmacyclics, Inc.* Portola Pharmaceuticals, Inc.* Puma Biotechnology, Inc.* Seattle Genetics Inc.* Synageva BioPharma Corp.* Tesaro, Inc.

*	Added as new compensation peers for 2014.

Targeting Compensation to Market

The compensation committee believes that targeting compensation for each executive between the 50th and 75th percentiles of their counterparts in our publicly traded peer companies helps achieve our compensation objectives and will better position us to achieve our goals.

Using Peer Group Data to Set Target Opportunity

In setting 2014 compensation, the compensation committee reviewed the market data for our peer group and compared each named executive officer’s base salary, target annual performance bonus and equity compensation value, separately and in the aggregate, to amounts paid to similarly-situated executives at our peer companies.

Compensation for each executive may vary from this range depending on other factors, such as internal pay equity amongst our named executive officers or levels of authority, responsibility and experience of our named executive officers that exceed the norms for individuals holding comparably-titled positions at other companies.

Other Key Features of Our Executive Compensation Program

As we look to the future of the company, we have adopted policies to help drive sustainable growth by further aligning the financial interests of our executives and stockholders with long-term stock price performance, which will help limit excessive risk-taking and executive misconduct through stock ownership guidelines, minimum holding requirements, a clawback policy and an enhanced anti-hedging policy, as outlined below.

Stock Ownership Guidelines

Beginning in 2015, the compensation committee has approved stock ownership guidelines, which require all executive officers to hold a minimum number of shares of our stock while serving as an executive officer. The guidelines are intended to further align the interests of executive management with those of our stockholders by requiring executives to be subject to the same long-term stock price volatility our stockholders experience. The minimum threshold is based on a multiple of base compensation, equal to three times base salary for our CEO and one times base salary for all other executive officers.

When determining whether the executive officers have met the minimum threshold requirements under the policy, calculations will include all shares held outright by the executive and any vested equity awards. Each executive will initially have five years in order to meet his or her minimum ownership threshold (and one year after a salary increase). During this five-year phase-in period, the executive will not be allowed to sell more than

50% of any vested equity awards until he or she has met the applicable minimum threshold. The policy will be administered and monitored by our Chief Financial Officer under the direction of the compensation committee.

Minimum Holding Requirements

All new equity awards will be subject to minimum holding requirements beginning in 2015. This requires all executive officers to hold any shares obtained upon the exercise of a stock option or the vesting or settlement of other share-based awards for at least six months, except as necessary to cover the exercise price, taxes and broker commissions.

Clawback Policy

We maintain specific provisions regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of our financial statements. If the board determines that an executive officer has engaged in detrimental conduct that directly or indirectly results in a material misstatement in our financial statements or performance metrics, which affects the executive officer’s compensation, the board of directors may, in its discretion, seek reimbursement of any portion of performance-based equity awards earned by or incentive cash compensation paid or awarded to the executive that is greater than what would have been earned by, paid or awarded to the executive if calculated based on the restated financial statements or performance metrics. If the board of directors determines that it is appropriate to recoup incentive cash compensation or performance-based equity awards from an executive officer under this policy, the board of directors will, in its sole discretion, determine the following:

•	The amount of incentive based cash compensation or equity compensation provided to the executive officer that is subject to recoupment, and

•	The method of recoupment, including whether to seek the return of incentive-based compensation already paid or to withhold or otherwise recoup (totally or partially) compensation that has not vested or has not been paid.

Anti-Hedging and Anti-Pledging Policies

Our Insider Trading Policy currently includes a blanket prohibition of short sales and transactions involving puts, calls and other derivative securities on an exchange by any employee or director. For 2015, this policy will be expanded to prohibit hedging or pledging by any employee or director.

Establishing Say-on-Pay Vote

We are committed to soliciting and considering stockholder input, including through our first advisory “say-on-pay” vote since 2012, as we evaluate the design of our executive compensation programs and the specific compensation decisions for each of our named executive officers.

In June 2012, we adopted a triennial approach to “say-on-pay” votes. At the same time, we held a stockholder advisory vote on the compensation of our named executive officers (a “say-on-pay” vote), with over 75% of our stockholders approving the compensation of our named executive officers. In 2015, we are holding our next scheduled say-on-pay vote to provide stockholders the opportunity to provide input on our executives’ compensation.

The members of our compensation committee favor a strong pay-for-performance approach to executive compensation and value stockholder feedback. In response to the 2012 say-on-pay vote, our compensation committee, our board of directors and management reviewed our compensation and governance practices and engaged with consultants and advisors, which resulted in the following changes and decisions relating to our executive compensation program:

•	Granted equity awards with performance-based vesting requirements;

•	Adopted a Clawback Policy;

•	Amended our Insider Trading Policy to expressly prohibit hedging and pledging of our stock;

•	Adopted minimum stock ownership guidelines for equity held by our executives; and

•	Adopted minimum holding requirements for equity held by our executives.

Elements of the Executive Compensation Program

Our executive compensation program is designed to align the interests of our named executive officers and stockholders, and to encourage both personal and collective contributions to support our growth. The following chart highlights the key elements of our executive compensation program and how each is linked to program objectives.

	Type of Compensation	Link to Program Objectives
Base Salary	Cash

•       Fixed level of cash compensation to support attraction and retention of key executives in a competitive marketplace

•       Allows us to pay our executives competitively with compensation levels in the biopharmaceutical market

Annual Performance Bonus	Cash

•       Target cash incentive opportunity (set as a percentage of base salary) that encourages executives to achieve annual company-wide performance goals

•       Assists in retaining, attracting and motivating employees in the near term

Equity Compensation	Stock Options

•       Focuses executives on achievement of long-term company strategic goals and total stockholder return, thereby creating long-term stockholder value (pay-for-performance)

•       Four-year vesting promotes retention, helping to maintain a stable, continuous management team

Retirement Benefits	Benefit

•       Named executive officers participate in the 401(k) plan available to all employees

•       Retirement benefits are a standard element of a total rewards package that helps attract and retain executive talent

Other Benefits	Benefit

•       Named executive officers participate in the benefit plans available to all employees, including health benefits and a gross up payment on taxable life insurance payments

•       Benefit plans are a standard element of a total rewards package that helps attract and retain executive talent

•       Named executive officers, similar to all employees, can participate in the Employee Stock Purchase Plan to purchase our ordinary shares at a discount on a tax-qualified basis through payroll deductions

•       Promotes ownership in the company

• Perquisites are limited in amount and the compensation committee limits eligibility and use; named executive officers receive supplemental long-term disability coverage and health club expenses

Severance and Double Trigger Change of Control Agreements	Benefit

•       Helps ensure named executive officers remain focused on creating sustainable performance in case of personal uncertainties or risk of job loss

•       Provides confidentiality, non-compete and non-solicit protections

Analysis of 2014 Compensation Decisions

Compensation packages for our named executive officers generally consist of base salary, bonus programs and equity compensation. In determining the levels and mix of compensation, we have not generally relied on formulaic guidelines, but rather have maintained a flexible approach to compensation determinations based on specific strategic and financial goals deemed important to our long-term success. We believe that the relationship of fixed to performance-based compensation is properly balanced and provides us with an effective means to attract, motivate and retain our named executive officers, as well as reward them for increases in the value of our common stock.

Base Salary

Base salaries for the named executive officers are intended to reflect their skill set, experience, role and responsibilities. The compensation committee initially determines base salary for named executive officers at the time of their appointment based on their position. The compensation committee periodically reviews base salaries for the named executive officers and may make adjustments based on individual performance, overall company performance and, when appropriate, to maintain consistency with our compensation objectives, including being market competitive.

Establishing Base Salaries

When establishing base salaries for named executive officers, the compensation committee considers an initial guideline between the 50th and 75th percentiles of the general industry and peer company data for comparable roles. Individual and company performance are also considered.

2014 Base Salary Decisions

In order to provide our named executive officers with base salaries that are competitive with our publicly traded peer companies and in recognition of our strong performance in 2013, base salaries were increased effective March 1, 2014. Pay increases ranged from 4.7% to 13.0% and were driven by peer analysis, as well as individual performance and skill set, to ensure our executives’ pay is competitive with the pay of executives with comparable responsibility and experience at our peer companies. The following table lists the compensation of our named executive officers for 2013 and 2014.

	2014 Base Salary (Annualized)
	2013 Salary	2014 Salary	Percent Change
Patrick J. Mahaffy	$515,000	$550,000	6.7%
Erle T. Mast	$371,300	$400,000	7.7%
Andrew R. Allen	$398,100	$450,000	13.0%
Gillian C. Ivers-Read	$371,300	$400,000	7.7%
Steven L. Hoerter	$324,500	$340,000	4.7%

2015 Base Salary Decisions

Named executive officers received base salary increases effective March 2, 2015, of 3%, consistent with the annual increase budget for all employees. Mr. Hoerter received a higher base salary increase to recognize his promotion from Senior Vice President to Executive Vice President and his increased responsibilities as we ramp up for commercial launch of our product candidates. The following table lists the compensation of our named executive officers for 2014 and 2015.

	2015 Base Salary (Annualized)
	2014 Salary	2015 Salary	Percent Change
Patrick J. Mahaffy	$550,000	$566,500	3.0%
Erle T. Mast	$400,000	$412,000	3.0%
Andrew R. Allen	$450,000	$463,500	3.0%
Gillian C. Ivers-Read	$400,000	$412,000	3.0%
Steven L. Hoerter	$340,000	$360,000	5.8%

Annual Performance Bonus

Our annual performance bonus provides named executive officers with the opportunity to earn rewards based on their accomplishments against the achievement of certain corporate-wide goals determined to be important to our success. It is intended to focus the named executive officers on specific goals in the current year.	Linking Compensation to Performance The compensation committee believes that linking pay to performance will motivate our executives to achieve the greatest possible returns for our stockholders.

2014 Annual Performance Bonus Decisions

After reviewing the compensation practices of our peer companies, the compensation committee approved increases in each of our named executive officers’ target annual bonus percentages in order to better align them with those offered by our peer companies and to support the retention of our key talent.

During the first quarter of 2015, the compensation committee reviewed our performance against our 2014 corporate goals, as well as the overall progress of the company. The 2014 corporate-wide goals included:

2014 Corporate Goal	Status
Complete the enrollment in our TIGER-X study of rociletinib required for New Drug Application filing	Successfully completed
Secure sufficient supply of rociletinib to meet clinical demand	Exceeded
Meet stability and validation timelines for New Drug Application (NDA) filing for rociletinib	Successfully completed
Initiate lucitanib U.S. breast cancer and global lung cancer studies	Successfully completed
Enroll certain number of patients in our ARIEL 2 and ARIEL 3 studies of rucaparib	Successfully completed
Achieve budgeted 2014 cash burn of $121 million	Exceeded

Other than our CEO, whose annual performance bonus is solely based to achievement of corporate goals, our named executive officers are measured on the achievement of both corporate and individual goals, with a weighting of 75% and 25% respectively. Each of our named executive officers performed exceptionally well in his or her role in 2014, a year in which we also made tremendous progress toward our long-term goals. In determining performance bonuses for 2014, the compensation committee wanted to recognize that:

•	We achieved or exceeded our 2014 corporate goals

•	The named executive officers worked well together as a team

•	Each named executive officer achieved his or her individual goals

Based on these factors, the compensation committee determined to pay bonus awards in an amount equal to 100% of target levels, as shown in the table below.

	2014 Annual Incentive
	Target as a % of Base Salary	Target Award Opportunity	Actual Amount Awarded
Patrick J. Mahaffy	65%	$357,500	$357,500
Erle T. Mast	45%	$180,000	$180,000
Andrew R. Allen	45%	$202,500	$202,500
Gillian C. Ivers-Read	45%	$180,000	$180,000
Steven L. Hoerter	40%	$136,000	$136,000

Equity Compensation

We maintain the Clovis Oncology, Inc. 2011 Stock Incentive Plan, or the 2011 Plan, for our named executive officers. We believe stock option awards provide a motivational tool because they have value only to the extent the stock price on the date of exercise exceeds the exercise price on the grant date. In order to align the interests of our named executive officers with those of our stockholders, as well as to provide sufficient retention incentives to our executives, the compensation committee deemed it appropriate to grant stock options to our named executive officers.

In determining the amount of equity to grant our named executive officers, the compensation committee took into account both the Fair Value and the Realizable Value of the options.

2014 Equity Compensation Decisions

On January 10, 2014, our named executive officers were granted options to purchase shares of common stock:

•	Options were granted at an exercise price of $73.98 per share, the closing price per share of our common stock on the grant date.

•	Twenty-five percent of the shares of common stock subject to the options will vest on the one-year anniversary of the date of grant, and the remainder will vest in substantially equal installments over the 36 months immediately following the first anniversary of the grant date, subject to continued employment through such date.

The table below provides information about the number of stock options granted in 2014, and the value of those stock options:

	2014 Stock Options
	Number	Grant Date Fair Value[1]	Realizable Value (as of 12/31/14)[2]
Patrick J. Mahaffy	200,000	$9,206,220	$0
Erle T. Mast	70,000	$3,222,177	$0
Andrew R. Allen	70,000	$3,222,177	$0
Gillian C. Ivers-Read	70,000	$3,222,177	$0
Steven L. Hoerter	65,000	$2,992,022	$0

[1]	Grant date fair value is a value determined at the time of grant for accounting purposes, which is based on Black-Scholes modelling to value options.
[2]	The intrinsic monetary value of the grant to the named executive officer, assuming all the shares vest, based on December 31, 2014 closing share price.

Further Strengthening Pay-for-Performance

At the recommendation of our CEO, the compensation committee is further strengthening the link between pay and performance by adding performance-based vesting requirements to 50% of the 2015 equity compensation grant to our named executive officers. We have chosen to tie our performance-based vesting requirements to the most significant events we believe, as a biopharmaceutical company, we can deliver to our stockholders:

•	25% of the grant vests contingent on the approval by the FDA to commercially distribute, sell or market rociletinib;

•	25% of the grant vests contingent on the approval by the FDA to commercially distribute, sell or market rucaparib.

If the performance hurdles are not met while the named executive officer is employed with us, all performance-based vesting options will be forfeited.

Time-based vesting will remain in place for the remaining 50%:

•	12.5% vests after one year;

•	37.5% vest equally over the following three years.

See “Policies for Strengthening Pay-for-Performance” for more detail on the policies we have put in place for 2015 in order to further strengthen the link between executive management and stockholder interests.

2015 Equity Compensation Decisions

In determining stock option grants this year, the compensation committee reviewed 2014 company performance, as well as ownership levels of executives at peer companies. On March 2, 2015, our named executive officers were granted options to purchase shares of common stock:

•      Options were granted at an exercise price of $79.05 per share, the closing price per share of our common stock on the grant date

•      The 2015 equity compensation grant will be subject to the additional performance-based vesting requirements, as noted in the “Further Strengthening Pay-for-Performance” box above, to continue to motivate our executives to achieve the company performance milestones

Linking Compensation to Stock Performance

Beginning in 2015, stock ownership guidelines tie the compensation of our named executive officers to our stock performance since the increase or decrease in our stock price impacts their personal holding. Currently, each of our named executive officers is in compliance with our stock ownership guidelines.

While we experienced strong performance against key milestones in 2014, the compensation committee decided to grant a reduced number of stock options to named executive officers as compared to the previous year. This decision was validated by our independent compensation consultants as we targeted stock option awards near the 50th percentile in order to stay aligned with ownership levels in our peer companies. The table below provides information about the number of stock options granted in 2015, and the value of those stock options:

	2015 Stock Options
	Number	Grant Date Fair Value
Patrick J. Mahaffy	100,000	$5,091,720
Erle T. Mast	35,000	$1,782,102
Andrew R. Allen	35,000	$1,782,102
Gillian C. Ivers-Read	35,000	$1,782,102
Steven L. Hoerter	35,000	$1,782,102

Retirement Income Programs

In 2014, we provided retirement benefits to our named executive officers through the Clovis Oncology, Inc. 401(k) plan, a defined contribution retirement savings plan. The named executive officers participate in the plan on the same terms and conditions as our other employees. We make matching contributions to the account of each eligible employee under the 401(k) plan of 100% on the first 4% of gross wages that an employee contributes to his or her account. Each named executive officer received matching contributions of $10,200 during 2014 to his or her 401(k) plan.	The Clovis Oncology, Inc. 401(k) plan supports an important part of our executive compensation program objectives: retention.

Other Benefits

In 2014, all of the named executive officers were eligible to participate in a number of broad-based benefit programs, including health benefits and a gross up payment on taxable life insurance payments, available to our other employees.

We maintain an employee stock purchase plan, the ESPP, which provides our employees, including our named executive officers, with an opportunity to purchase our ordinary shares at a discount on a tax-qualified basis through payroll deductions. The ESPP is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

The named executive officers also received certain perquisites, including supplemental long term disability coverage and health club expenses, which we believe are necessary in light of the competitive market for talent in our industry. The total cost of these benefits is a small percentage of each named executive officers’ total compensation. The value of these benefits is reflected in the All Other Compensation column in the 2014 Summary Compensation Table.

Employment Agreements

We entered into substantially similar employment agreements (described in more detail below) with Messrs. Mahaffy and Mast, Dr. Allen and Ms. Ivers-Read on August 24, 2011, and with Mr. Hoerter on March 22, 2012. With the assistance of our compensation consultants, the compensation committee determined that it was advisable to enter into employment agreements with each executive with a title of executive vice president or higher to ensure that the compensation and benefits provided to such executives was competitive with our publicly traded peer companies and to ensure that we have adequate protection in the form of restrictive covenants following a termination of employment. The employment agreements with each of our named executive officers also provide for severance payments and benefits upon certain qualifying terminations of employment. For a discussion of the employment agreements, see “—Narrative Disclosure Relating to Summary Compensation Table and Grant of Plan Based Awards Table—Employment Agreements with Messrs Mahaffy, Mast and Hoerter, Dr. Allen, and Ms. Ivers-Read” below.

Report of the Compensation Committee

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on such review and discussions, our compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the annual report on Form 10-K for the year ended December 31, 2014, filed by us with the SEC.

Respectfully submitted,

The Compensation Committee of the Board of Directors

M. James Barrett

James C. Blair

Thorlef Spickschen

Ginger Graham

The material in this report is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not to be incorporated by reference in any filing of Clovis Oncology, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table shows the compensation of our principal executive officer, our principal financial officer and our other named executive officers for the years ended 2014, 2013 and 2012.

Name and principal position(1)	Year	Salary ($)	Bonus ($)	Option awards(2) ($)	All Other compensation(3) ($)	Total ($)
Patrick J. Mahaffy	2014	544,167	357,500	9,206,220	15,146	10,123,033
President and Chief Executive Officer	2013	512,500	412,000	2,715,820	15,255	3,655,575
	2012	491,667	200,000	2,353,305	14,448	3,059,420

Erle T. Mast	2014	395,217	180,000	3,222,177	15,146	3,812,540
EVP, Chief Financial Officer	2013	369,500	222,780	1,018,433	15,255	1,625,968
	2012	358,570	115,360	784,435	15,310	1,273,855

Gillian C. Ivers-Read	2014	395,217	180,000	3,222,177	26,093	3,823,487
EVP of Technical Operations and Chief Regulatory Officer	2013	369,500	222,780	1,018,433	26,142	1,636,855
	2012	358,750	115,360	784,435	24,383	1,282,928

Andrew R. Allen	2014	441,350	202,500	3,222,177	15,474	3,881,501
EVP of Clinical and Pre-Clinical Development and Chief Medical Officer	2013	396,167	238,860	1,018,433	15,485	1,668,945
	2012	384,583	123,680	784,435	15,885	1,308,583

Steven L. Hoerter	2014	337,417	136,000	2,992,022	13,265	3,478,704
EVP and Chief Commercial Officer	2013	322,917	178,475	814,746	13,242	1,329,380
	2012	314,167	138,200	941,322	14,434	1,408,123

(1)	The positions reported for each named executive officer are the positions held on March 31, 2015. Mr. Hoerter has served as our Executive Vice President and Chief Commercial Officer since March of 2015, having previously served as our Senior Vice President of Commercial since August 2011.
(2)	Amount represents the aggregate grant date fair value of option awards granted to our named executive officers in 2014 computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.
(3)	Represents the matching contributions equal to $10,200 made during 2014 to our 401(k) plan on behalf of each named executive officer, as well as gross up payments on taxable life insurance payments of $990, $990, $671 and $1,006 for Messrs. Mahaffy, Mast, and Hoerter, and Dr. Allen, respectively, and $4,425 for Ms. Ivers-Read. The amounts also reflect perquisites and benefits including supplemental long term disability coverage, health club expenses, and relocation expenses.

Grant of Plan Based Awards Table

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2014.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards(2) ($/Sh)	Grant Date Fair Value of Option Awards(3)($)
Patrick J. Mahaffy	1/10/2014	200,000	73.98	9,206,220
Erle T. Mast	1/10/2014	70,000	73.98	3,222,177
Gillian C. Ivers-Read	1/10/2014	70,000	73.98	3,222,177
Andrew R. Allen	1/10/2014	70,000	73.98	3,222,177
Steven L. Hoerter	1/10/2014	65,000	73.98	2,992,022

(1)	Twenty-five percent of the shares of common stock subject to the options will vest on the one-year anniversary of the date of grant, and the remainder will vest in substantially equal installments over the 36 months immediately following such anniversary, subject to continued employment through such date.
(2)	The exercise price of the options was set at the fair market value of one share of our common stock at the time of the grant.
(3)	Amount represents the aggregate grant date fair value of option awards granted to our named executive officers in 2014 computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Narrative Disclosure Relating to Summary Compensation Table and Grant of Plan Based Awards Table

Employment Agreements with Messrs. Mahaffy, Mast and Hoerter, Dr. Allen, and Ms. Ivers-Read

We are a party to employment agreements with Messrs. Mahaffy, Mast, and Hoerter, Dr. Allen and Ms. Ivers-Read. The agreements are substantially the same other than differences in base salary, target annual bonus percentages and severance. The employment agreements for Messrs. Mahaffy, Mast and Hoerter, Dr. Allen and Ms. Ivers-Read provide for an annual base salary of no less than $450,000, $350,000, $315,000, $375,000, and $350,000, respectively. Additionally, for 2014 the target annual bonuses were set at 65% of his annual base salary for Mr. Mahaffy, 45% of their respective annual base salaries for Mr. Mast, Dr. Allen, and Ms. Ivers-Read and 40% of his annual base salary for Mr. Hoerter.

In the event that a named executive officer’s employment is terminated by us without “just cause” (as defined in the employment agreement) or by the executive for “good reason” (as defined in the employment agreement), the executive will, subject to his or her execution of a general release of claims and continued compliance with any restrictive covenants, be entitled to:

•	Any earned but unpaid bonus for the calendar year immediately preceding the calendar year of termination;

•	Continuation of his or her then-current base salary during the “severance period;” and

•	Payment of an applicable percentage (the percentage of employee health care premium costs covered by us as of the date of termination) of the executive’s COBRA premiums during the severance period.

For purposes of the employment agreements, the term “severance period” generally means 9 months for Mr. Mahaffy and 6 months for Messrs. Mast and Hoerter, Dr. Allen, and Ms. Ivers-Read, except that the severance period will increase to 24 months for Mr. Mahaffy and 12 months for Messrs. Mast and Hoerter, Dr. Allen and Ms. Ivers-Read in the event that such termination occurs during the 12 months following a “change in control” (as defined in the employment agreement). Additionally, in the event that such termination occurs within 12 months following a change in control, the executives will also be entitled to (x) accelerated vesting of all outstanding equity awards, and (y) an amount equal to the executive’s then-current target bonus, payable in equal monthly installments during the severance period. In such a circumstance, each named executive officer will also be entitled to a gross-up payment for payments that result in an excise tax imposed by Section 4999 of the Internal Revenue Code, subject to a maximum gross-up payment of $2,000,000.

Following any termination of a named executive officer’s employment, he or she will be subject to customary non-compete restrictions for 6 months (or in the case of Mr. Mahaffy, 9 months) and also a customary 12 month non-solicit period with respect to employees and customers.

2009 Equity Incentive Plan

We maintain the 2009 Plan, pursuant to which 643,204 shares of our common stock are reserved for potential exercise of options previously granted to our employees, consultants and directors as of December 31, 2014. Pursuant to the 2009 Plan, we may make grants of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, and restricted stock units to our employees, consultants, and directors.

Upon the occurrence of a corporate event (such as a merger, recapitalization, stock split, reorganization, consolidation, or other similar event), the board of directors may adjust the number, class, and price of shares covered by each award granted under the 2009 Plan. In the event of a merger or a “change in control” (as defined in the 2009 Plan), the board of directors may determine that awards will (i) be assumed or substituted by the acquiring company, (ii) be terminated, (iii) become fully vested and exercisable, (iv) be terminated and cashed out, or (v) be treated in any combination thereof.

The board of directors may amend, suspend, alter, or terminate the 2009 Plan or awards granted under the 2009 Plan at any time, provided that a participant’s rights with respect to outstanding awards may not be impaired without their express written consent. Absent earlier termination by the board of directors, the 2009 Plan will expire in February 2021. However, the board of directors has determined that no additional grants will be made under the 2009 Plan.

2011 Stock Incentive Plan

We maintain the 2011 Plan, pursuant to which 4,830,672 shares of our common stock are reserved for options outstanding and future grants to our employees, consultants and directors as of December 31, 2014. We adopted the 2011 Plan to afford our compensation committee with more flexibility by allowing grants of a wide variety of equity awards to our key employees, directors and consultants, including incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. The 2011 Plan is designed to assist us in attracting, retaining, motivating and rewarding key employees, directors, and consultants, and promoting the creation of long-term value for our stockholders by closely aligning the interests of the participants with those of our stockholders.

The number of shares of our common stock reserved for issuance under the 2011 Plan will be increased (i) from time to time by the number of shares of our common stock forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination of awards under the 2009 Plan, and (ii) at the discretion of our board of directors, on the date of each annual meeting of our stockholders, by up to the lesser of (x) a number of additional shares of our common stock representing 4% of our then-outstanding shares of common stock on such date and (y) 2,758,621 shares of our common stock.

2011 Employee Stock Purchase Plan

We maintain an employee stock purchase plan, the ESPP, that provides our employees, including our named executive officers, and employees of certain designated subsidiaries with an opportunity to purchase our ordinary shares at a discount on a tax-qualified basis through payroll deductions. The ESPP is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

A total of 408,252 shares of our common stock are available for purchase under the ESPP as of December 31, 2014. At the discretion of our board of directors, plan shares can be increased annually on the date of each annual meeting of our stockholders, by up to the lesser of (x) a number of additional shares of our common stock representing 1% of our then-outstanding shares of common stock and (y) 344,828 shares of our common stock have been reserved for issuance under the ESPP. The number of shares of our common stock reserved for issuance pursuant to the ESPP is also subject to adjustment in the event of certain changes in our corporate structure or ordinary shares. The ESPP provides for consecutive 6-month offering periods, during which participating employees may elect to have between 1% and 10% of their compensation withheld and applied to the purchase of ordinary shares at the end of the period. Unless otherwise determined by our compensation committee before an offering period, the purchase price will be the lesser of (x) 85% of the fair market value of the ordinary shares at the start of the offering period and (y) 85% of the fair market value on the last day of the offering period.

In the event that there is a proposed merger or amalgamation with or into another corporation or a proposed sale of all or substantially all of our assets, all outstanding options under the ESPP will either be assumed by the successor corporation, parent or surviving corporation or the offering period then in effect will be shortened to end prior to the closing of such merger, amalgamation, or sale.

The ESPP is administered by our compensation committee. Our board of directors has the ability to suspend, terminate, or amend the ESPP at any time, although the board of directors generally may not amend the ESPP in such a way that would adversely affect the rights of any participating employee without that employee’s consent or stockholder approval. Unless sooner terminated, the ESPP will terminate in August 2021.

2011 Cash Bonus Plan

We maintain a cash bonus plan pursuant to which annual performance-based cash bonuses (up to a maximum of $10.0 million per year per employee) may be paid to our named executive officers at the discretion of our compensation committee. Bonuses that are paid pursuant to the cash bonus plan are intended to be considered “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. The cash bonus plan is administered by our compensation committee, which has the discretion to grant awards under the cash bonus plan, set and adjust performance targets, and certify whether the applicable performance targets have been satisfied. The performance goals with respect to any bonus under the cash bonus plan may be based on any one or more of the following business criteria: (i) enterprise value or value creation targets; (ii) after-tax or pre-tax profits or net income; (iii) after-tax or pre-tax margins; (iv) revenues; (v) operational cash flow or earnings before income tax or other exclusions; (vi) reduction of, or limiting the level of increase in, all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations; (vii) consummation of debt and equity offerings; (viii) equity capital raised; (ix) earnings per share, earnings per diluted share or earnings per share from continuing operations; (x) return on capital employed; (xi) market share; (xii) the fair market value of our common stock; (xiii) the growth in the value of an investment in our common stock; (xiv) reduction of, or limiting the level of increase in, all or a portion of controllable expenses or costs or other expenses or costs; (xv) economic value added targets based on a cash flow return on investment formula; (xvi) customer satisfaction or service measures or indices; (xvii) employee satisfaction; (xviii) efficiency or productivity measures; (xix) asset management (e.g., inventory and receivable levels); (xx) compliance goals (e.g., regulatory and legal compliance); or (xxi) strategic business objectives, goals or initiatives.

Our board of directors or our compensation committee may amend or terminate our cash bonus plan at any time, although the cash bonus plan generally may not be amended in such a way that would adversely affect the rights of any participating employee without that employee’s consent or stockholder approval or if such amendment would result in any bonus failing to be deductible under Section 162(m) of the Internal Revenue Code. No bonuses may be granted pursuant to the cash bonus plan on or after our first stockholder meeting that occurs after the close of the 2014 calendar year, unless our stockholders reapprove the business criteria on or before such stockholder meeting.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2014.

Name	Grant Date(4)	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(3)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
Patrick J. Mahaffy	3/1/2012	103,125	46,875	$24.74	3/1/2022	—	—
	3/1/2013	87,500	112,500	$21.81	3/1/2023	12,932	724,192
	1/10/2014	—	200,000	$73.98	1/10/2024	—	—
TOTAL		190,625	359,375			12,932	724,192

Erle T. Mast	3/8/2011	64,654	4,311	$3.28	3/8/2021	—	—
	3/1/2012	34,375	15,625	$24.74	3/1/2022	—	—
	3/1/2013	32,812	42,188	$21.81	3/1/2023	—	—
	1/10/2014	—	70,000	$73.98	1/10/2024	—	—
TOTAL		131,841	132,124			—	—

Gillian C. Ivers-Read	3/8/2011	64,654	4,311	$3.28	3/8/2021	—	—
	3/1/2012	34,375	15,625	$24.74	3/1/2022	—	—
	3/1/2013	32,812	42,188	$21.81	3/1/2023	—	—
	1/10/2014	—	70,000	$73.98	1/10/2024	—	—
TOTAL		131,841	132,124			—	—

Andrew R. Allen	3/8/2011	64,654	4,311	$3.28	3/8/2021	—	—
	3/1/2012	34,375	15,625	$24.74	3/1/2022	—	—
	3/1/2013	32,812	42,188	$21.81	3/1/2023	—	—
	1/10/2014	—	70,000	$73.98	1/10/2024	—	—
TOTAL		131,841	132,124			—	—

Steven L. Hoerter	8/29/2011	71,837	14,369	$11.02	8/29/2021	—	—
	3/1/2012	41,250	18,750	$24.74	3/1/2022	—	—
	3/1/2013	26,250	33,750	$21.81	3/1/2023	—	—
	1/10/2014	—	65,000	$73.98	1/10/2024	—	—
TOTAL		139,337	131,869			—	—

(1)	Amount represents unvested options which were granted in March 2011 and were exercised for shares of restricted stock pursuant to the terms of Mr. Mahaffy’s award agreement. 25% of Mr. Mahaffy’s restricted stock vested on the one-year anniversary of the date of grant, and the remainder will vest in substantially equal installments over the 36 months immediately following such anniversary, subject to his continued employment through such date. In the event that a named executive officer’s employment is terminated by us without “just cause” or a resignation for good reason within twelve months following a change in control of us, 100% of all outstanding equity awards will immediately vest upon such termination.
(2)	Represents the market value of the shares based on a closing price on December 31, 2014 of $56.00 per share.
(3)	Pursuant to the terms of the award agreements, unvested options may be exercised for shares of restricted stock.
(4)	All options granted to our named executive officers vest over four years, with 25% of such options vesting on the one-year anniversary of the date of grant, and the remainder will vest in substantially equal installments over the 36 months immediately following such anniversary, subject to continued employment through such date. In the event that a named executive officer’s employment is terminated by us without “just cause” or due to a resignation for good reason within twelve months following a change in control, 100% of all outstanding options held by such executive will immediately vest upon such termination.

Option Exercises and Stock Vested

The following table shows certain information regarding stock vested during 2014 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Patrick J. Mahaffy	—	—	51,724	2,813,640	(1)
Erle T. Mast	—	—	—	—
Gillian C. Ivers-Read	—	—	—	—
Andrew R. Allen	—	—	—	—
Steven L. Hoerter	—	—	—	—

(1)	Amount represents the aggregate value realized by Mr. Mahaffy upon the vesting of restricted common stock based on the closing price of the shares on the applicable vesting date and is inclusive of the purchase price per share of $3.28 paid by Mr. Mahaffy in connection with early exercise of 51,724 options. The options were granted in March 2011 and were exercised for shares of restricted stock pursuant to the terms of Mr. Mahaffy’s award agreement.

Potential Payments Upon a Termination or Change in Control

Pursuant to their employment agreements, upon certain terminations of employment, Messrs. Mahaffy, Mast, and Hoerter, Dr. Allen, and Ms. Ivers-Read are entitled to payments of compensation and benefits as described above under “Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table—Employment Agreements.” The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) an involuntary termination without “just cause” or a resignation for good reason and (ii) an involuntary termination without “just cause” or a resignation for good reason within twelve months following a change in control. The amounts shown assume that the applicable triggering event occurred on December 31, 2014, and therefore are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

		Triggering Event
Name	Type of payment	Involuntary termination ($)		Involuntary termination within twelve months following a change in control ($)
Patrick J. Mahaffy	Cash severance	412,500	(1)	1,457,500	(3)
	Benefit continuation	3,544	(2)	9,450	(4)
	Equity acceleration(5)	—		5,993,463
	Gross-up(6)	—		2,000,000
	TOTAL	416,044		9,460,413

Erle T. Mast	Cash severance	200,000	(1)	580,000	(3)
	Benefit continuation	2,363	(2)	4,725	(4)
	Equity acceleration(5)	—		2,158,122
	Gross-up(6)	—		1,374,218
	TOTAL	202,363		4,117,065

Gillian C. Ivers-Read	Cash severance	200,000	(1)	580,000	(3)
	Benefit continuation	1,643	(2)	3,285	(4)
	Equity acceleration(5)	—		2,158,122
	Gross-up(6)	—		1,376,598
	TOTAL	201,643		4,118,005

		Triggering Event
Name	Type of payment	Involuntary termination ($)		Involuntary termination within twelve months following a change in control ($)
Andrew R. Allen	Cash Severance	225,000	(1)	652,500	(3)
	Benefit continuation	2,363	(2)	4,725	(4)
	Equity acceleration(5)	—		2,158,122
	Gross-up(6)	—		1,407,265
	TOTAL	227,363		4,222,612

Steven L. Hoerter	Cash Severance	170,000	(1)	476,000	(3)
	Benefit Continuation	2,363	(2)	4,725	(4)
	Equity acceleration(5)	—		2,386,356
	Gross-up(6)	—		1,529,845
	TOTAL	172,363		4,396,926

(1)	Includes the value of base salary continuation for nine months, in the case of Mr. Mahaffy, and six months, in the case of our other named executive officers.
(2)	Includes the value of payment of an applicable percentage of the executive’s COBRA premiums for nine months, in the case of Mr. Mahaffy, and six months, in the case of our other named executive officers.
(3)	Includes the value of (i) base salary continuation for 24 months, in the case of Mr. Mahaffy, and 12 months, in the case of our other named executive officers and (ii) an amount equal to the named executive officer’s target bonus.
(4)	Includes the value of payment of an applicable percentage of the executive’s COBRA premiums for 24 months, in the case of Mr. Mahaffy, and 12 months, in the case of our other named executive officers.
(5)	Includes the value of accelerated vesting of all outstanding equity awards, which the executives are entitled to upon an involuntary termination without “just cause” or a resignation for good reason within twelve months following a change in control.
(6)	Includes the value of a gross-up payment for payments that result in an excise tax imposed by Section 4999 of the Internal Revenue Code (subject to a maximum gross-up payment of $2,000,000). The gross-up payments were calculated assuming a 45% tax rate and taking into account the full value of accelerated vesting of all outstanding equity awards and may be higher than the gross-up payments the named executive officers actually would have received.

Director Compensation

Director Compensation Table

The following table summarizes the compensation received by our directors for the year ended December 31, 2014.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)(2)	Total ($)
Brian G. Atwood	53,000	357,862	410,862
M. James Barrett	62,000	357,862	419,862
James C. Blair	55,000	357,862	412,862
Keith Flaherty	40,417	357,862	398,279
Ginger Graham	40,417	357,862	398,279
Paul H. Klingenstein	48,000	357,862	405,862
Edward J. McKinley	56,000	357,862	413,862
Thorlef Spickschen	45,000	357,862	402,862

(1)	On June 12, 2014, all directors received a grant of options to purchase 12,414 shares of our common stock. As of December 31, 2014, Mr. Blair had 49,655 options outstanding, Dr. Flaherty and Ms. Graham each had 40,001 options outstanding, Mr. McKinley had 24,828 options outstanding and each of the other directors had 82,413 options outstanding.

(2)	Amount represents the fair value of the awards on the date of grant computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation, see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Narrative Disclosure relating to Director Compensation Table

Director Compensation

Each of our non-employee directors are entitled to receive a $40,000 annual cash retainer for their service on our board. During the fiscal year ended December 31, 2014, the chairman of our board and the chairman of each of our audit, compensation, and nominating and corporate governance committees received an additional annual cash retainer of $10,000, $16,000, $10,000, and $7,000, respectively. Other members of our audit, compensation, and nominating and corporate governance committees received an additional annual cash retainer of $8,000, $5,000, and $5,000, respectively.

During the fiscal year ended December 31, 2014, new directors were entitled to a one-time initial grant of a stock option to purchase 27,587 shares of common stock upon joining the board of directors, with one-third of the grant vesting on each of the first three anniversaries of the date of grant. In addition, each non-employee director was entitled to receive an annual grant of a stock option to purchase 12,414 shares of common stock, which vests on the first anniversary of the date of grant, subject to continued service through the vesting date.

On February 16, 2015, our compensation committee revised our non-employee director compensation to increase the additional annual cash retainer payable to the chairman of our board and the chairman of each of our audit, compensation, and nominating and corporate governance committees to $25,000, $20,000, $15,000 and $10,000, respectively. In addition, the additional annual cash retainer payable to other members of our audit and compensation committee was increased to $10,000 and $7,500, respectively. Members of our nominating and corporate governance committees will continue to earn an additional cash retainer of $5,000. The compensation committee also reduced the one-time initial stock option grant due to new directors to stock options to purchase 20,000 shares of common stock and the annual grant of stock options to stock options to purchase 10,000 shares of common stock.

Stock Option Grants

On June 12, 2014, we made grants of options to purchase 12,414 shares of our stock to each of Drs. Barrett, Blair and Spickschen, Messrs. Atwood, Flaherty, Klingenstein and McKinley and Ms. Graham pursuant to the 2011 Plan, at an exercise price per share of $44.52. The shares subject to the option will vest in equal monthly installments upon completion of each month over a twelve month period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth certain information regarding the beneficial ownership of our common stock as of April 13, 2015 by:

•	each person or group of affiliated persons who are known by us to own beneficially more than 5% of our common stock;

•	each of our named executive officers;

•	each member of our board of directors and each nominee;

•	all members of our board of directors and our named executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power over the security, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Applicable percentages are based on 34,062,656 shares of common stock outstanding on April 13, 2015.

Except as indicated in the footnotes below and subject to applicable community property laws, each of the beneficial owners named in the table below has, to our knowledge, sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Clovis Oncology, Inc., 2525 28th Street, Suite 100, Boulder, Colorado 80301.

	Beneficial Ownership
Name Of Beneficial Owner	Number of Shares		Percent of Total
Stockholders beneficially owning 5% or more of our common stock
FMR LLC	3,859,599	(1)	11.3%
Beneficial owners affiliated with New Enterprise Associates, Inc.	2,279,781	(2)	6.7%
T. Rowe Price Associates, Inc.	2,213,404	(3)	6.5%
Beneficial owners affiliated with Baker Bros. Advisors LP	2,292,325	(4)	6.4%
Beneficial owners affiliated with Domain Associates	2,191,824	(5)	6.4%
BlackRock, Inc.	2,160,196	(6)	6.3%
Beneficial owners affiliated with Palo Alto Investors, LLC	2,102,857	(7)	6.2%
Beneficial owners affiliated with Partner Fund Management, LP	1,871,802	(8)	5.5%
Oppenheimer Funds, Inc.	1,776,974	(9)	5.2%

Officers and Directors
Patrick J. Mahaffy	1,245,995	(10)	3.6%
Erle T. Mast	333,151	(11)	*
Andrew R. Allen	278,487	(12)	*
Gillian C. Ivers-Read	395,151	(13)	1.2%
Steven L. Hoerter	131,726	(14)	*
Keith Flaherty	21,610	(15)	*
Ginger Graham	21,610	(16)	*
Brian G. Atwood	910,601	(17)	2.7%
M. James Barrett	2,362,768	(18)	6.9%
James C. Blair	2,241,479	(19)	6.6%
Paul H. Klingenstein	767,711	(20)	2.2%
Edward J. McKinley	367,844	(21)	1.1%
Thorlef Spickschen	116,840	(22)	*
All directors and named executive officers as a group (13 persons)	9,194,973		25.9%

*	Represents beneficial ownership of less than 1% of our common stock.
(1)	Based on the information provided in a Schedule 13G, as amended, filed with the SEC on February 13, 2015 by FMR LLC, Edward C. Johnson 3rd and Abigail P. Johnson reporting ownership of shares held as of December 31, 2014. According to the Schedule 13G, as amended, each of FMR LLC, Mr. Johnson and Ms. Johnson has sole dispositive power over 3,859,599 shares and FMR LLC has sole power to vote or direct the vote over 217,825 shares. The principal business address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(2)	Based on information provided to us, includes 2,279,781 shares of common stock held of record by New Enterprise Associates 13, L.P. (NEA 13). The shares directly held by NEA 13 are indirectly beneficially owned by NEA Partners 13, L.P. (NEA Partners 13), the sole general partner of NEA 13, NEA 13 GP, LTD (NEA 13 LTD), the sole general partner of NEA Partners 13 and each of the individual directors of NEA 13 LTD. The individual Directors (collectively, the “Directors”) of NEA 13 LTD are M. James Barrett (a member of our board of directors), Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna “Kittu” Kolluri, David M. Mott, Scott D. Sandell, Ravi Viswanathan and Harry R. Weller. NEA 13, NEA Partners 13, NEA 13 LTD and the Directors share voting and dispositive power with regard to the shares directly held by NEA 13. All indirect holders of the above-referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The principal business address of New Enterprise Associates, Inc. is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.
(3)	Based on the information provided in a Schedule 13G filed with the SEC on February 12, 2015 by T. Rowe Price Associates, Inc. reporting ownership of shares held as of December 31, 2014. According to the Schedule 13G, T. Rowe Price Associates, Inc. has sole voting power over 352,190 shares and sole dispositive power over 2,213,404 shares. The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(4)	Based on the information provided in a Schedule 13G filed with the SEC on February 17, 2015 by Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker reporting ownership of shares held as of December 31, 2014. According to the Schedule 13G, Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker share voting and dispositive power over 2,292,325 shares, which include shares issuable upon the exercise of convertible notes. The business address of each of Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker is c/o Baker Bros. Advisors LP, 667 Madison Avenue, 21st Floor, New York, NY 10065.
(5)	Based on information provided to us, includes 2,081,745 shares of common stock owned by Domain Partners VII, L.P., 35,506 shares of common stock owned by DP VII Associates, L.P., 32,760 shares of common stock owned by Domain Associates, L.L.C. and 41,813 shares of common stock owned by One Palmer Square Associates VII, LLC. With respect to the shares owned by Domain Partners VII, L.P., DP VII Associates, L.P. and One Palmer Square Associates VII, LLC, James C. Blair, Brian H. Dovey, Jesse I. Treu, Kathleen K. Schoemaker, Brian K. Halak and Nicole Vitullo, the managing members of One Palmer Square Associates VII, L.L.C., the general partner of Domain Partners VII, L.P. and DP VII Associates, L.P., share voting and investment power with respect to these shares. With respect to the shares owned by Domain Associates, L.L.C., voting and investment power is shared among the managing members, James C. Blair, Brian H. Dovey, Jesse I. Treu, Kathleen K. Schoemaker, Brian K. Halak, Nicole Vitullo, Kim. P. Kamdar and Nimesh S. Shah. Domain Associates is located at One Palmer Square, Suite 515, Princeton, NJ 08542.
(6)	Based on the information provided in a Schedule 13G filed with the SEC on February 2, 2015 by BlackRock, Inc. reporting ownership of shares held as of December 31, 2014. According to the Schedule 13G, BlackRock, Inc. has sole voting power over 2,107,018 shares and sole dispositive power over 2,160,196 shares. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10022.
(7)	Based on the information provided in a Schedule 13G filed with the SEC on February 18, 2015 by Patrick Lee, MD, Anthony Joonkyoo Yun, MD and Palo Alto Investors, LLC reporting ownership of shares held as of December 31, 2014. According to the Schedule 13G, Patrick Lee, MD, Anthony Joonkyoo Yun, MD and Palo Alto Investors, LLC share voting and dispositive power over 2,102,857 shares. The principal business address of each of Patrick Lee, MD, Anthony Joonkyoo Yun, MD and Palo Alto Investors, LLC is 470 University Avenue, Palo Alto, CA 94301.

(8)	Based on the information provided in a Schedule 13G, as amended, filed with the SEC on February 17, 2015 by Partner Fund Management, L.P., Partner Fund Management GP, LLC, Partner Investment Management, L.P., Partner Investment Management GP, LLC, Brian D. Grossman and Christopher M. James reporting ownership of shares held as of December 31, 2014. According to the Schedule 13G, as amended, (i) Partner Fund Management, L.P. and Partner Fund Management GP, LLC share voting and dispositive power over 1,807,550 shares, and (ii) Mr. Grossman and Mr. James share voting and dispositive power over 1,871,802 shares, which include 82,424 shares issuable upon the exercise of convertible notes. The address of the principal business office of each of Partner Fund Management, L.P., Partner Fund Management GP, LLC, Brian D. Grossman and Christopher M. James is c/o Partner Fund Management, L.P., 4 Embarcadero Center, Suite 3500, San Francisco, CA 94111.
(9)	Based on the information provided in a Schedule 13G filed with the SEC on January 26, 2015 by Oppenheimer Funds, Inc. reporting ownership of shares held as of December 31, 2014. According to the Schedule 13G, Oppenheimer Funds, Inc. shares voting and dispositive power over 1,776,974 shares. The address of Oppenheimer Funds, Inc. is Two World Financial Center, 225 Liberty Street, New York, NY 10281.
(10)	Includes 305,208 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(11)	Includes 176,568 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(12)	Includes 176,568 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(13)	Includes 176,568 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(14)	Includes 131,726 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(15)	Includes 21,610 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(16)	Includes 21,610 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(17)	Includes 82,413 shares of common stock subject to outstanding options which are exercisable within the next 60 days. Based on information provided to us, includes 809,733 shares of common stock held of record by Versant Venture Capital IV, L.P., 5,100 shares of common stock owned by Versant Side Fund IV, L.P. and 13,355 shares held by the Atwood-Edminster Trust dated 4/2/2000. Voting and investment power over the shares held of record by Versant Venture Capital IV, L.P., and Versant Side Fund IV, L.P. is held by Versant Ventures IV, LLC, their sole general partner. Brian G. Atwood, a member of our board of directors, is a managing member of Versant Ventures IV, LLC. Mr. Atwood is a trustee and a named beneficiary of the Atwood-Edminster Trust dated 4/2/2000. Mr. Atwood disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein, and the options held by him.
(18)	Includes 82,413 shares of common stock subject to outstanding options which are exercisable within the next 60 days. See footnote (2) above regarding Dr. Barrett’s relationship with New Enterprise Associates, Inc. and its affiliated entities. Dr. Barrett disclaims beneficial ownership of the shares held by NEA 13 referenced in footnote (2) above, except to the extent of his actual pecuniary interest therein.
(19)	Includes 49,655 shares of common stock subject to outstanding options which are exercisable within the next 60 days, 2,081,745 shares of common stock owned by Domain Partners VII, L.P., 35,506 shares of common stock owned by DP VII Associates, L.P., 32,760 shares of common stock owned by Domain Associates, L.L.C. and 41,813 shares of common stock owned by One Palmer Square Associates VII, LLC. Dr. Blair is a managing member of One Palmer Square Associates VII, L.L.C., which is the general partner of Domain Partners VII, L.P. and DP VII Associates, L.P. Dr. Blair is also a managing member of Domain Associates, L.L.C. Dr. Blair disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in such shares.
(20)

Includes 82,413 shares of common stock subject to outstanding options which are exercisable within the next 60 days, 639,078 shares of common stock owned by Aberdare Ventures IV, L.P. and 12,755 shares of common stock owned by Aberdare Partners IV, L.P. Mr. Klingenstein is a managing member of Aberdare GP IV, LLC, the general partner of Aberdare Ventures IV, L.P. and Aberdare Partners IV, L.P. With respect to the shares owned by Aberdare Ventures IV, L.P. and Aberdare Partners IV, L.P., voting and investment power is shared among the managing members of Aberdare GP IV, LLC. Mr. Klingenstein disclaims beneficiary ownership of such shares except to the extent of his pecuniary interest therein.
(21)	Includes 24,828 shares of common stock subject to outstanding options which are exercisable within the next 60 days, 92,500 shares of common stock owned by the Priory Fund of which Mr. McKinley is a director and shares voting and dispositive power with respect to such shares and 215,815 shares of common stock owned by McKinley/Lavidge Revocable Trust of which Mr. McKinley is co-trustee and shares voting and dispositive power with respect to such shares.
(22)	Includes 82,413 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2014, all officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that James Blair on June 19, 2014 filed late a Form 4 reporting his grant of an option to purchase 12,414 shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since the beginning of fiscal year 2014, we have not engaged in any transactions in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements, which are described under “Executive and Director Compensation” above. We describe below certain other transactions with our directors, executive officers and stockholders.

Director Compensation

For a discussion of the director compensation arrangements, see “Executive and Director Compensation—Director Compensation” above.

Executive Compensation and Employment Agreements

Please see “Executive and Director Compensation—Compensation and Discussion Analysis” above for information on compensation arrangements with our executive officers, including option grants and agreements with executive officers.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. Further, our amended and restated certificate of incorporation and bylaws limits our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law.

Policies and Procedures Regarding Transactions with Related Persons

We have a written policy that sets forth our policies regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a past, present or future transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related person,” as determined since the beginning of our last fiscal year, is any executive officer, director or nominee to become director, a holder of more than 5% of our common stock, including any immediate family members of such persons or any entity in which such a person has a 10% or greater equity interest. Any related-person transaction may only be consummated if our audit committee has approved or ratified the transaction in accordance with the policy guidelines set forth below.

The policy imposes an affirmative duty upon each director and executive officer to identify, and we will request that significant stockholders identify, any transaction involving them, their affiliates or immediate family members that may be considered a related party transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval process.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices and, if applicable, our annual report and other proxy materials, with respect to two or more stockholders sharing the same address by delivering a single Notice and, if applicable, a single set of our annual report and proxy materials, addressed to those stockholders. This practice, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice and, if applicable, a single set of our proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, a single set of proxy materials, please notify your broker or contact us. To contact us, direct your written request to: Investor Relations, Clovis Oncology, Inc., 2525 28 th Street, Suite 100, Boulder, Colorado 80301 or contact Investor Relations at 303-625-5000. Stockholders who currently receive multiple copies of the Notice or our annual report and other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers or us, as applicable.

AVAILABLE INFORMATION

We will provide to any stockholder entitled to vote at our Annual Meeting, at no charge, a copy of our Annual Report on Form 10-K for fiscal 2014 filed with the SEC on February 27, 2015, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at http://ir.clovisoncology.com as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of proxy statement. In addition, you may request a copy of the Annual Report on Form 10-K by writing to Clovis Oncology, Inc. Investor Relations at 2525 28 th Street, Suite 100, Boulder, Colorado 80301.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2016, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 25, 2015. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2016 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our amended and restated bylaws, addressed to our corporate secretary, Erle T. Mast, at Clovis Oncology, Inc., 2525 28 th Street, Suite 100, Boulder, Colorado 80301, not later than March 15, 2016 nor earlier than February 11, 2016.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. Please promptly submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed envelope to us.

By Order of the Board of Directors

Erle T. Mast
Secretary

Boulder, Colorado

April 30, 2015

CLOVIS ONCOLOGY, INC.

2525 28TH STREET, SUITE 100

BOULDER, CO 80301

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on June 10, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

As a shareholder, you can help reduce the environmental impact of producing hard copy materials by consenting to receiving all future notices of availability of proxy materials or proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on June 10, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M93108-P60031 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CLOVIS ONCOLOGY, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following proposal:
1.	Election of three Class I directors to hold office until the 2018 Annual Meeting of Stockholders.	☐	☐	☐
Nominees: 01) M. James Barrett
02) Patrick J. Mahaffy
03) Thorlef Spickschen

The Board of Directors recommends you vote FOR the following:						For	Against	Abstain
2.	Approval of an advisory proposal on compensation of the Company’s named executive officers, as disclosed in the attached proxy statement.					☐	☐	☐

3.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com as well as in the Investor Relations section at www.clovisoncology.com.

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M93109-P60031

CLOVIS ONCOLOGY, INC.

2525 28th Street, Suite 100

Boulder, Colorado 80301

Annual Meeting of Stockholders on June 11, 2015

Proxy Solicited on Behalf of the Board of Directors

The undersigned stockholder(s) of CLOVIS ONCOLOGY, INC. hereby appoint(s) Patrick J. Mahaffy and Erle T. Mast, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of Clovis Oncology, Inc. to be held on June 11, 2015 at 8:30 a.m., Mountain Time, at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302, and at any adjournment or postponement of the meeting, upon the matters listed on the reverse side and in accordance with the instructions listed on the reverse side, with discretionary authority as to any and all other business that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees for director listed in Proposal 1 and FOR Proposals 2 and 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be marked, dated and signed on reverse side